UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
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FIRST MERCHANTS CORPORATION
(Name of Registrant as Specified In Its Charter)

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FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, INDIANA 47305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2014

The annual meeting of the shareholders of First Merchants Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Monday, May 12, 2014, at 3:30 p.m., Eastern Daylight Time, for the following purposes:

(1)
To elect four directors, three to hold office for terms of three years and one to hold office for a term of two years; in each case, the directors will hold office until their successors are duly elected and qualified.

(2)	To vote on an advisory, non-binding resolution to approve the compensation of First Merchants Corporation’s named executive officers.

(3)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2014.

(4)	To transact such other business as may properly come before the meeting.

Only those shareholders of record at the close of business on March 4, 2014 shall be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

David L. Ortega
Secretary
Muncie, Indiana
April 2, 2014

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE,
OR TO SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE‑PAID
ENVELOPE, AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT
THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

April 2, 2014

FIRST MERCHANTS CORPORATION

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2014

To the shareholders of First Merchants Corporation (“FMC” or the “Company”):

We are providing you the notice of annual meeting of shareholders and this proxy statement in connection with FMC’s annual meeting of shareholders to be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Monday, May 12, 2014, at 3:30 p.m., Eastern Daylight Time (the “Annual Meeting”). The Board of Directors (the “Board”) of the Company is soliciting your proxy to be voted at the Annual Meeting.

A U.S. Securities and Exchange Commission (“SEC”) rule allows us to furnish these proxy materials over the Internet, enabling us to reduce the cost of delivering the materials and lessening the environmental impact of our Annual Meeting. Under this rule, we are mailing a notice regarding the availability of proxy materials to most of our shareholders if you haven’t previously informed us that you prefer a paper copy of the proxy materials. This notice contains instructions on how to access the proxy materials over the Internet. It also contains instructions on how shareholders may receive a paper or electronic copy of the proxy materials, including a proxy statement, annual report and a proxy card. If you received a paper or electronic copy of the proxy materials, you also received a proxy card that can be used to vote your shares.

The distribution of these proxy materials is expected to commence on or about April 2, 2014.

I. VOTING YOUR SHARES

Each share of FMC common stock issued and outstanding as of the close of business on March 4, 2014, the record date for the Annual Meeting (the “Record Date”), is entitled to be voted on all items being voted upon at the meeting. As of the close of business on the Record Date, there were 35,986,826 shares outstanding and entitled to vote.

Each share of FMC common stock is entitled to one vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items submitted to the shareholders for consideration other than the election of directors. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker nonvotes will not be counted. The Secretary will count the votes and announce the preliminary results of the voting at the Annual Meeting. The Company will publish final results on Form 8-K within four business days following the end of the meeting in accordance with an SEC rule.

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the meeting.

VOTING BY PROXY

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

•
By Internet – Shareholders who received a notice regarding the availability of proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who received a paper or electronic copy of a proxy card may submit proxies over the Internet by following the instructions on the proxy card.

•
By Telephone - Shareholders who live in the United States or Canada may submit proxies by telephone by calling toll-free 1-800-690-6903 on a touch-tone telephone and following the instructions. Shareholders who received a notice regarding the availability of proxy materials should have the notice in hand when calling, and shareholders who received a paper or electronic copy of a proxy card should have the proxy card in hand when calling.

•	By Mail - Shareholders who received a paper or electronic copy of a proxy card may submit proxies by mail by completing, signing and dating the proxy card and mailing it in the postage-paid envelope we have provided or by returning it to First Merchants Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

After submitting a proxy, you have the right to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary received prior to the Annual Meeting, by submitting a new proxy via the Internet, telephone or mail, or by voting in person at the meeting. Your shares will be voted in accordance with your specific instructions given when submitting your proxy. In the absence of specific instructions to the contrary, proxies will be voted FOR election to the Board of all nominees listed in Item 1 of the proxy, FOR approval of the compensation of the Company’s named executive officers, and FOR ratification of the appointment of the firm of BKD, LLP as the Company’s independent auditor for 2014. If any director-nominee named in this proxy statement becomes unable or declines to serve (an event that we do not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position.

II. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of our knowledge, the following table shows the only beneficial owners of more than 5% of the outstanding FMC common stock as of the Record Date.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class

Dimensional Fund Advisors LP	2,747,558(1)	.....................................	7.63%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	2,393,836(2)	.....................................	6.65%
40 East 52nd Street
New York, NY 10022

Wellington Management Company, LLP	3,095,153(3)	.....................................	8.60%
280 Congress Street
Boston, MA 02210

(1)
Based on a Schedule 13G filing with the SEC, Dimensional Fund Advisors LP is an investment advisor in accordance with Rule 13(d)-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934. It furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the shares of FMC common stock held by the Funds, and may be deemed to be the beneficial owner of these shares under rules of the SEC. However, all of these shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares for any other purpose.

(2)
Based on a Schedule 13G filing with the SEC, BlackRock, Inc. is a parent holding company in accordance with Rule 13(d)-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. It is the parent holding company of five subsidiaries, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC, that are the beneficial owners and possess voting and investment power over these shares of FMC common stock.

(3)
Based on a Schedule 13G filing with the SEC, Wellington Management Company, LLP is an investment advisor in accordance with Rule 13(d)-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934. Wellington Management Company, LLP shares voting and/or dispositive power over the shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table individually lists the amount and percent of the outstanding FMC common stock beneficially owned on the Record Date by the directors, the director-nominees, each of the named executive officers (the “NEOs”) listed in the Summary Compensation Table on page 29, and all of the directors, director-nominees and executive officers as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power. The information provided in the table is based on FMC’s records and information filed with the SEC and provided to the Company.

The number of shares beneficially owned by each person is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes shares of which a person has the right to acquire beneficial ownership on or before May 3, 2014 (60 days after the Record Date) by exercising vested stock options (“Vested Options”) awarded to participants under FMC’s Long-term Equity Incentive Plan (the “LTEIP”). It also includes shares of restricted stock (“Restricted Shares”) awarded to participants under the LTEIP or under FMC’s Equity Compensation Plan for Nonemployee Directors that are still subject to restrictions.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Michael R. Becher	6,462(1)	*
Roderick English	21,683(2)	*
Jo Ann M. Gora	23,661(3)	*
F. Howard Halderman	633(4)	*
William L. Hoy	30,110(5)	*
Gary J. Lehman	25,003(6)	*
Michael C. Rechin	154,919(7)	*
Charles E. Schalliol	47,584(8)	*
Patrick A. Sherman	32,916(9)	*
Terry L. Walker	45,813(10)	*
Jean L. Wojtowicz	28,031(11)	*
Robert R. Connors	50,355(12)	*
Mark K. Hardwick	117,584(13)	*
John J. Martin	25,344(14)	*
Michael J. Stewart	58,899(15)	*
Directors and Executive
Officers as a Group (17 persons)	722,774(16)	2.00%

*    Percentage beneficially owned is less than 1% of the outstanding shares.

(1)	Includes 2,753 Restricted Shares and 3,000 shares that he has the right to acquire by exercising Vested Options.

(2)	Includes 5,621 Restricted Shares and 12,128 shares that he has the right to acquire by exercising Vested Options.

(3)	Includes 5,621 Restricted Shares and 12,128 shares that she has the right to acquire by exercising Vested Options.

(4)	Includes 330 Restricted Shares.

(5)	Includes 5,621 Restricted Shares, and 8,657 shares that he has the right to acquire by exercising Vested Options; 6,473 of the shares have been pledged as security for loans.

(6)	Includes 5,016 Restricted Shares and 4,500 shares that he has the right to acquire by exercising Vested Options.

(7)	Includes 35,879 Restricted Shares, 4,000 shares held jointly with his spouse, Debra Rechin, and 78,300 shares that he has the right to acquire by exercising Vested Options.

(8)	Includes 10,684 Restricted Shares and 12,128 shares that he has the right to acquire by exercising Vested Options.

(9)	Includes 6,734 Restricted Shares and 7,500 shares that he has the right to acquire by exercising Vested Options.

(10)
Includes 6,809 Restricted Shares, 28,639 shares held jointly with his spouse, Cheryl L. Walker, 551 shares held by his spouse and 9,814 shares that he has the right to acquire by exercising Vested Options.

(11)	Includes 7,032 Restricted Shares and 13,285 shares that she has the right to acquire by exercising Vested Options.

(12)	Includes 4,805 Restricted Shares, 11,025 shares held jointly with his spouse, Ann Connors, and 30,700 shares that he has the right to acquire by exercising Vested Options.

(13)	Includes 27,365 Restricted Shares, 401 shares held by his spouse, Catherine Hardwick, and 54,500 shares that he has the right to acquire by exercising Vested Options.

(14)	Includes 16,254 Restricted Shares and 5,000 shares that he has the right to acquire by exercising Vested Options.

(15)	Includes 27,212 Restricted Shares and 21,500 shares that he has the right to acquire by exercising Vested Options.

(16)	Includes 179,460 Restricted Shares and 297,990 shares that the directors and executive officers as a group have the right to acquire by exercising Vested Options.

III. THE BOARD OF DIRECTORS

FMC’s Bylaws authorize the Board to fix the number of directors from time to time by resolution within a range of nine and fifteen directors. As of the 2014 Annual Meeting, the Board has fixed this number at ten. Under the Bylaws, the Board is divided into three classes, with each class of directors serving staggered three-year terms or until their successors are elected and qualified. The current directors in each class are eligible for re-election to a new term by the shareholders at the Annual Meeting held in the year in which the term for their class expires, except that vacancies occurring between Annual Meetings caused by a director’s resignation, death or other incapacity, or by an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board until the next Annual Meeting. The Bylaws also provide that a director shall not continue to serve after the Annual Meeting following the end of the calendar year in which he or she attains age 70. All of FMC’s directors also serve as directors of its wholly owned subsidiary, First Merchants Bank, N.A.

VOTING ITEM 1: ELECTION OF DIRECTORS

One current director, Jo Ann M. Gora, is retiring as of the 2014 Annual Meeting, having served as an FMC director since 2004. Dr. Gora is retiring as a director because she is retiring as the President of Ball State University at the end of June 2014, after which she plans to move out of the FMC market area.

Four directors will be elected at the Annual Meeting. Three of the current Class II directors, Roderick English, Gary J. Lehman and Jean L. Wojtowicz, whose terms will expire as of the 2014 Annual Meeting, have been nominated to serve new three-year terms expiring as of the 2017 Annual Meeting. The Board increased the number of directors from ten to eleven in November 2013 and elected F. Howard Halderman to fill the vacancy in Class I caused by this increase until the 2014 Annual Meeting. Mr. Halderman has been nominated to serve a new two-year term in Class I that expires as of the 2016 Annual Meeting. Effective as of the 2014 Annual Meeting, the Board has reduced the number of directors from eleven to ten due to Dr. Gora’s retirement.

There are no family relationships among the Company’s executive officers and directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Class II (Terms expire 2017)
Roderick English age 62 Director since 2005
Mr. English has served as the Manager of the Operations Review Office of the Defense Finance and Accounting Services Office of the U. S. Department of Defense since 2010. His management responsibilities include leading audit teams in performing audit readiness reviews of human resources operational processes to ensure regulatory compliance, accuracy of processing, appropriate maintenance of records and files, and process efficiencies. Mr. English was the President and CEO of The James Monroe Group, LLC, a provider of business management and consulting services from 2006 to 2012. His firm helped clients develop strategic business plans, top grade management personnel, expand their core business to achieve sustainable growth, and improve operational efficiencies and reduce waste. From 1994 to 2006, Mr. English was the Senior Vice President, Human Resources and Communications, of Remy International, Inc. (“Remy”), a worldwide manufacturer of automotive products. At Remy, Mr. English provided leadership and direction for all of Remy’s human resources initiatives, including in the areas of acquisitions, mergers and divestitures. Prior to 1994, Mr. English held several management positions with the Delco Remy Division of General Motors, including plant manager of one of its manufacturing plants and manager of its labor relations.

Among the qualifications Mr. English brings to the Board are his expertise and experience with large-scale human resources operations and issues, including regulatory and compliance matters. He is the only FMC director who has spent most of his professional career specializing in this field, and he shares his understanding of this area as a member of the Board’s Compensation and Human Resources Committee. The Company also benefits from Mr. English’s management and strategic planning skills and his international business experience. As an African-American, Mr. English adds to the Board’s diversity, which the Company believes significantly benefits the Board, the Company and the shareholders. Mr. English currently resides in the Indianapolis metropolitan area, one of FMC’s high growth markets; and he resided for many years in Anderson, Indiana, another important FMC market.

Gary J. Lehman age 61 Director since 2011
Mr. Lehman is the President of Oerlikon USA Holdings, Inc., part of the Oerlikon Group (“Oerlikon”). Oerlikon is a highly innovative global company based in Switzerland that specializes in machine and plant engineering. Mr. Lehman was the CEO of Oerlikon’s Drive Systems segment from 2010 to 2012. He was the President and CEO of Fairfield Manufacturing Company Inc. (“Fairfield”) from 2003 to 2012, and he is currently Fairfield’s Chairman. Fairfield was acquired by Oerlikon in 2007 and is now a part of Oerlikon’s Drive Systems segment. Fairfield is headquartered in Lafayette, Indiana and is the largest independent gear manufacturer in the United States. Prior to 2003, Mr. Lehman was the Managing Director and founder of The Cannelton Group, a provider of operations and financial assistance to private equity and closely held manufacturing firms; President and CEO of Philips Lighting

Electronics NA and Advance Transformer, a wholly owned subsidiary of Philips Electronics NV; and Senior Vice President of Worldwide Operations and General Manager of the Body Systems Division of ITT Automotive. Mr. Lehman is a member of the Purdue University Board of Trustees and has served on the Indiana Commission for Higher Education.

Among the qualifications Mr. Lehman brings to the Board are his extensive and varied business and executive leadership skills and experience gained as the CEO of companies that compete in global, high technology markets. FMC also benefits from his insights gained from integrating business units of a major international company, including issues involving operations and risk management. Mr. Lehman serves on the Board’s Compensation and Human Resources Committee. He resides in Lafayette, Indiana, one of FMC’s principal markets.

Jean L. Wojtowicz age 56 Director since 2004
Ms. Wojtowicz is the President and CEO of Cambridge Capital Management Corp. (“Cambridge”), an Indianapolis-based manager of nontraditional sources of capital for businesses. Since Ms. Wojtowicz founded the company in 1983, Cambridge has provided more than $500 million to more than 1,200 businesses in the manufacturing, service and retail sectors. Cambridge manages the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide loans to businesses in a growth stage; and Lynx Capital Corporation, which provides debt financing to minority-owned companies. Cambridge is also the general partner of Cambridge Ventures L.P., a licensed small business investment company. Ms. Wojtowicz is also one of the seven Board members of the Indiana Department of Financial Institutions, the agency responsible for supervising financial institutions incorporated in Indiana, and she is a member of the Indianapolis Airport Authority Board of Directors, which operates the Indianapolis International Airport and five general aviation airports in the Indianapolis metropolitan area. Ms. Wojtowicz authors frequent articles and columns for the Indianapolis Business Journal, Hoosier Banker, and other business and financial publications.

Among the qualifications Ms. Wojtowicz brings to the Board are her knowledge of the banking and financial services industry, her business and financial acumen, and her expertise in risk management and compliance. The Indiana Chamber of Commerce named Ms. Wojtowicz the “2011 Business Leader of the Year” because of her significant contributions to the state’s economy and workforce by connecting small businesses with funding options and vital entrepreneurial advice. As a female, Ms. Wojtowicz adds to the Board’s diversity, which the Company believes significantly benefits the Board, the Company, and the shareholders. Ms. Wojtowicz chairs the Board’s Risk and Credit Policy Committee and also serves on its Audit Committee. The Board has determined that she is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. She resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Ms. Wojtowicz holds the following other public company directorships: Vectren Corporation, a New York Stock Exchange company, where she chairs the Compensation and Benefits Committee and serves on the Audit Committee; First Internet Bancorp (“First Internet”), a NASDAQ company, where she chairs the Audit Committee (Ms. Wojtowicz is also a director of First Internet’s wholly-owned subsidiary, First Internet Bank of Indiana); and American United Mutual Insurance Holding Company, where she chairs the Audit Committee and serves on the Executive Committee.

Class I (Term expires 2016):
F. Howard Halderman age 47 New Director
Mr. Halderman is the President and CEO of Halderman Farm Management Service, Inc. (“HFMS”), which provides management services for agricultural properties from coast to coast; Halderman Real Estate Services, Inc. (“HRES”), which buys and sells farm real estate through private transactions and public auctions and performs certified farm appraisals, primarily in Indiana, Ohio and Michigan; and Halderman Real Asset Management, LLC (“HRAM”), which provides asset management services to large institutional clients and others owning tangible assets throughout the agricultural industry, focusing on U. S. agricultural real estate. Mr. Halderman joined HFMS in 1988 and succeeded his father as President and CEO in 2000. Mr. Halderman co-founded HRES with his father in 1990, and he became the CEO of that company in 2012. HRAM began in 2011 as a division of HRES and was converted to a separate company in 2013 when it became a Registered Investment Advisor with the SEC. HFMS and HRES are based in Wabash, Indiana; and HRAM is headquartered in Indianapolis.

Among the qualifications Mr. Halderman brings to the Board are his years of experience and depth of knowledge in the farm/agricultural real estate marketplace throughout the Eastern Corn Belt, which includes the FMC market. Agricultural lending is an important segment of the Company’s business, and Mr. Halderman is the only FMC director who possesses special expertise in this field. His vast network of contacts within the agricultural community in Indiana and nationally benefits the Company. Mr. Halderman is also an experienced owner and manager of a successful third-generation family-owned business that is located in one of the Company’s significant rural markets.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

The terms of the following directors are not expiring as of the 2014 Annual Meeting. They will continue to serve as directors for the remainder of their terms or until otherwise provided in the Company’s Bylaws.

Class III (Terms expire 2015):
Michael R. Becher age 61 Director since 2012
Mr. Becher was the Managing Partner of the Indianapolis office of Deloitte & Touche LLP (“Deloitte”) for more than 20 years, until his retirement in June 2012. Deloitte is the largest professional services organization in the United States. While he was the Managing Partner, Deloitte experienced significant growth in the Indianapolis market. Mr. Becher also held other global, national and regional leadership positions during his more than 30-year career with Deloitte. As an audit partner, Mr. Becher served public and private companies in industries such as financial services, retail and manufacturing, and tax-exempt organizations. Since 2013, Mr. Becher has been a Strategic Advisor to Krieg DeVault LLP, an Indianapolis-based, business-focused law firm, in business development. He is a member of the Board of Trustees of Marian University and the Indianapolis Symphony.

Among the qualifications Mr. Becher brings to the Board are his accounting and financial expertise acquired through his professional training as an accountant, his understanding of the financial services industry derived from auditing companies in that industry, including risk management, regulatory and compliance issues, and his management experience as the head of a large office of a Big Four accounting firm where he and his colleagues provided professional services to large public companies as well as smaller private businesses. The Company also benefits from Mr. Becher’s experience serving on a number of audit committees. He serves on the Board’s Audit Committee, and the Board has determined that he is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. Mr. Becher resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

William L. Hoy age 65 Director since 2007
Mr. Hoy has served as the CEO of Columbus Sign Company, Columbus, Ohio, a custom sign and graphic fabricator, since 1990. Columbus Sign has served central Ohio and beyond for 100+ years and is one of Ohio’s largest full-service sign companies. Its work encompasses all phases of signage production including interior and exterior sign design, fabrication and installation. Mr. Hoy is also the co-owner and Vice President/Treasurer of Innocom Corporation, an environmental graphic design and custom display company; and he is the managing partner and co-owner of M&B Properties, a real estate partnership based in Columbus. Mr. Hoy was a founding director of Commerce National Bank (“Commerce”), a Columbus-based bank that FMC acquired in 2002. Mr. Hoy continued as a Commerce director until FMC merged all of its subsidiary bank charters into First Merchants Bank, N. A. in 2009. For many years, Mr. Hoy has been a member of the board of directors of the Columbus Zoo and Aquarium, one of America’s leading zoos, and he has served as the chairman of that board.

Among the qualifications Mr. Hoy brings to the Board are his background and experience gained as the CEO of a well-established business and as a civic leader in Columbus, Ohio, one of FMC’s high growth markets. He is the only member of the Board who is based in the Columbus market, where the Company is committed to expanding its footprint. Mr. Hoy also provides the Board a unique perspective as a small business owner, as an entrepreneur and as a 20-year director of Commerce that includes 12 years before it was acquired by FMC.

Patrick A. Sherman age 66 Director since 2009
Mr. Sherman is a certified public accountant and a partner in the accounting firm of Sherman & Armbruster LLP, Greenwood, Indiana, which he co-founded more than 30 years ago. He is also a part owner and officer of several small businesses located in the Indianapolis metropolitan area and elsewhere. Mr. Sherman is also a member of the board of directors and executive committee of the Johnson County Development Corp., a nonprofit private/public partnership providing economic development services for companies throughout Johnson County, Indiana. He was a director of Lincoln Bancorp (“Lincoln”) from 2005 until its acquisition by FMC in 2009. Mr. Sherman chaired Lincoln’s Audit and Compliance committees. From 1997 to 2005, Mr. Sherman served as the Vice Chairman of the board of directors and Chairman of the Audit Committee of Heartland Community Bank.

Among the qualifications Mr. Sherman brings to the Board are his professional financial expertise and his familiarity with small business gained from operating his own small companies in addition to providing accounting services to many other businesses. Mr. Sherman chairs the Board’s Audit Committee. The Company benefits from his service in this capacity due not only to his professional training but also his prior experience chairing the audit committees of two other financial institutions. The Board has determined that he is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. Mr. Sherman is the only member of the Board who resides and works in the southern half of the Indianapolis metropolitan area, one of FMC’s high growth markets.

Class I (Terms expire 2016):
Michael C. Rechin age 55 Director since 2005
Mr. Rechin has been FMC’s President and CEO since 2007. Since 2009, he has also served as the President and CEO of the Company’s wholly-owned subsidiary bank, First Merchants Bank, N.A. Mr. Rechin joined FMC in 2005 as its Executive Vice President and Chief Operating Officer. During the 23 years immediately preceding his hiring by FMC, Mr. Rechin held senior management positions with National City Bank (“National City”), a super regional bank that was acquired by PNC Bank three years after his departure. Mr. Rechin was the manager of National City’s Indiana operations from 1995 until he joined FMC in 2005.

The Board believes the Company’s CEO should be a director because his principal responsibilities include working closely with the Chairman of the Board and the other directors to provide leadership and strategic direction for the Company. He serves as the principal liaison between the Board and senior management. Among the qualifications Mr. Rechin brings to the Board, in addition to his leadership, strategic and management skills, are his broad knowledge of the banking and financial services industry acquired during his more than 30 years of service in executive and senior management positions in that industry. These include his nine years as CEO and COO of FMC, during which he has acquired a deep understanding of the Company’s operations and culture. Mr. Rechin resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Charles E. Schalliol age 66 Director since 2004
Mr. Schalliol is a Senior Advisor in the Indianapolis office of the international law firm, Faegre Baker Daniels, LLP. He provides consulting services to several major companies, including the Customized Fund Investment Group of Grosvenor Securities LLC, on global infrastructure funds. Mr. Schalliol is a director of four venture capital funds. He is also a director of the Purdue Research Foundation and the Indiana University Research and Technology Corporation, which are dedicated to enhancing Purdue University’s and Indiana University’s research and development capabilities, creating new Indiana-based companies and supporting entrepreneurship. Mr. Schalliol chairs the board of directors of the Indiana Secondary Market for Education Loans, Inc., a nonprofit corporation established by Indiana statute as Indiana’s designated provider of student loan services. During the first three years of Indiana Governor Mitch Daniels’ administration, from 2004 to 2007, Mr. Schalliol served as the Director of the Indiana Office of Management and Budget (“OMB”) and Chief Financial Officer for the State of Indiana. As OMB Director, he was responsible for the State’s budgets and financial operations, including its pension funds, as well as agencies that had more than 2,000 state employees. Before heading the OMB, Mr. Schalliol served as the first President and CEO of BioCrossroads, an economic development organization focused on life sciences companies; and he previously held executive positions with Eli Lilly and Company, a leading worldwide pharmaceuticals company, in the areas of strategic planning, investment banking and business development. Mr. Schalliol was the founder and managing director of three Lilly venture funds.

Among the qualifications Mr. Schalliol brings to the Board are his executive leadership abilities and experience as the head of significant and complex public and private entities, his financial acumen, his entrepreneurial skills as evidenced by his primary role in the formation of successful new businesses and venture capital funds, and his knowledge of risk management, regulatory and compliance issues resulting from his legal training and public service. Mr. Schalliol is the Chairman of the FMC Board; and he chairs the Board’s Compensation and Human Resources Committee and also serves on its Nominating and Governance and Risk and Credit Policy Committees.

He resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Mr. Schalliol is also a director of another public company, Heritage-Crystal Clean, Inc., a NASDAQ company, where he serves on the Compensation and Audit Committees.

Terry L. Walker age 67 Director since 2006
Mr. Walker is the retired Chairman and CEO of Muncie Power Products, Inc. (“Muncie Power”), which is headquartered in Muncie, Indiana, where FMC’s principal office is located. Together, Muncie Power and its parent, Interpump Group, S.p.A., an Italy-based public company, are the world’s largest manufacturer of power take-offs. They serve the truck equipment market by manufacturing and distributing mobile power components and systems, including hydraulic gear pumps, hydraulic reservoirs and other specialty products in addition to power take-offs. Mr. Walker retired from Muncie Power in December 2011, after serving seven years as the CEO and 34 years as an executive employee of that company. Mr. Walker is a certified public accountant and was a member of the accounting firm, Whitinger & Company, before joining Muncie Power.

Among the qualifications Mr. Walker brings to the Board are his leadership skills and management experience gained as the CEO and in other executive positions with an international company. He also provides accounting and financial expertise acquired through his professional training as an accountant. The Board has determined that Mr. Walker is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. Mr. Walker chairs the Board’s Nominating and Governance Committee, and he also serves on its Risk and Credit Policy and Audit Committees. Mr. Walker resides in Muncie, Indiana, the location of the Company’s principal office and one of its largest markets.

Consistent with the Company’s focus on community banking, all of FMC’s directors are actively and visibly involved in community, civic, charitable and other nonprofit organizations in the communities where they live and where the Company does business.

IV. CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

The Board has established Corporate Governance Guidelines to address key areas of corporate governance. The Guidelines are among the governance documents that are published on the Company’s website, at http://www.firstmerchants.com/investors, under Corporate Information. Together with FMC’s Articles of Incorporation and Bylaws and the Board Committee charters, the Corporate Governance Guidelines provide the framework for the Company’s governance. Among the items covered by these Guidelines are: director qualifications and responsibilities, the director nomination process, the Board leadership structure, standing committees of the Board, director compensation, director orientation and continuing education, Board self-assessment, evaluation of executive performance and succession planning.

CODE OF CONDUCT

The Company is committed to the highest standards of ethical conduct. It has adopted a Code of Conduct that applies to all directors, executive officers and employees. The Code of Conduct incorporates a Code of Ethics, within the meaning of Item 406(b) of SEC Regulation S-K, that applies to FMC’s senior financial officers, including the Chief Executive Officer, Chief Financial Officer, Chief Banking Officer, Corporate Controller and Corporate Treasurer. The Code of Conduct and Code of Ethics are among the governance documents published on the Company’s website, at http://www.firstmerchants.com/investors, under Corporate Information/Code of Conduct.

DIRECTOR INDEPENDENCE

FMC is listed on the NASDAQ Stock Market. Using the definition of “independent director” in NASDAQ Listing Rule 5605(a)(2), the Board has determined that each of the directors and director-nominees - other than Michael C. Rechin, the Company’s President and CEO - is an independent director.

MEETINGS OF THE BOARD

The Board holds regular quarterly meetings and an annual two day retreat. It may also hold special meetings at the call of the Chairman, the President, or a majority of the directors. The Board meets in executive session without any member of management present during a portion of each of its regular meetings and at its retreat.

During 2013, the Board held nine meetings, including the annual two day retreat. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period in which he or she was a director) and the total number of meetings held by all Board Committees on which the director served.

DIRECTORS’ ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The directors are encouraged but not required to attend the Annual Meeting. All of the directors who were serving at the time attended the 2013 Annual Meeting.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Leadership Structure

The Board has separated the positions of Chairman of the Board and Chief Executive Officer. Charles E. Schalliol, an independent director, serves as the Chairman of the Board, and Michael C. Rechin serves as the Chief Executive Officer. They have different roles and different, but complementary, responsibilities. The Chairman provides strategic direction, advice and counsel to the CEO, but the CEO is primarily responsible for the management of the Company’s daily operations. The Company and the Board believe this leadership structure is beneficial because it gives the Company the advantage of the Chairman’s and the CEO’s differing backgrounds, experiences and perspectives. It also promotes better communication between the Board and the CEO and between the Board and the shareholders, and it reduces the potential for conflicts of interest and enhances the oversight of risk. Further, this structure allows the Board to more objectively and effectively carry out its responsibilities involving oversight of the Company’s management and, in particular, its responsibility for the selection, retention and compensation of the CEO and other senior executives.

Board’s Role in Risk Oversight

Although the entire Board is ultimately responsible for overseeing the Company’s enterprise-wide risk, the Board has assigned the primary role for carrying out this responsibility to its Risk and Credit Policy Committee. The Risk and Credit Policy Committee engages in an ongoing review of the Company’s risk policies, procedures and practices and their effectiveness, so that material risks to the Company’s financial well-being can be properly identified, measured, managed, controlled and mitigated. The Board has assigned the principal responsibility for risk oversight to other committees in the following areas: the Audit Committee oversees the assessment and management of risks related to financial reporting and disclosure practices, internal controls, and internal and external audit procedures; and the Compensation and Human Resources Committee oversees the assessment and management of risks related to FMC’s compensation programs and policies, especially its incentive compensation programs.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders may communicate directly with the Board by email, at bod@firstmerchants.com, or in a letter or other writing addressed to the Board and delivered or mailed c/o Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. All such emails and written communications will automatically be forwarded both to the Chairman of the Board and the Chairman of its Nominating and Governance Committee, who will share them with each of the other directors.

V. BOARD COMMITTEES

STANDING COMMITTEES

FMC’s Bylaws give the Board the authority, at its discretion, to constitute and appoint committees from among its members to assist in the management and control of the affairs of the Company, including the following standing committees of the Board: the Audit Committee, the Nominating and Governance Committee, the Risk and Credit Policy Committee, and the Compensation and Human Resources Committee (the “Committees”). Each of these Committees has a charter that is published on FMC’S website, at http://www.firstmerchants.com/investors, under Corporate Information/Governance Documents.

The Board or the Committees determine the Committees’ protocols for calling and holding meetings and other rules and procedures, except as provided in the Bylaws or the Committees’ charters. During a portion of their regular meetings, each of the standing committees meets in executive session without any member of management present.

Additional information follows concerning the membership and responsibilities of each of the standing Committees and the number of meetings held by each Committee during 2013.

AUDIT COMMITTEE

The members of the Audit Committee are Patrick A. Sherman (Chairman), Michael R. Becher, Terry L. Walker and Jean L. Wojtowicz. The Board has determined that all of these Committee members are “audit committee financial experts” within the meaning of Item 407(d)(5) of SEC Regulation S-K. All of the members of the Committee are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2), and they also meet the criteria for audit committee independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(c)(2).

The Audit Committee met five times during 2013.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent accountants’ qualifications and independence;

•	the performance of the Company’s independent accountants and internal audit function; and

•	the Company’s compliance with its ethical requirements.

The Committee’s responsibilities include annually reviewing and discussing the Company’s audited financial statements with FMC’s management and the independent accountants, and obtaining written disclosures from the accountants regarding their independence. Based on these reviews, discussions and disclosures, the Committee annually prepares the report required under Item 407(d)(3) of SEC Regulation S-K to be included in the Company’s annual proxy statement, recommending to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year for filing with the SEC.

The Audit Committee also has oversight responsibilities for regulatory (compliance) risk, reporting (financial) risk, and integrity and ethics risk under the Company’s risk oversight structure matrix, although the Risk and Credit Policy Committee is responsible for the Company’s enterprise-wide risk management. The senior internal auditing executive submits annual risk assessment reports to the Audit Committee regarding the risks for which the Committee has oversight responsibilities.

The Audit Committee accomplishes it function and responsibilities by reviewing the financial reports and other financial information provided by the Company to shareholders and others; reviewing the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures; reviewing reports prepared by the Company’s internal auditors, independent accountants and regulators on the effectiveness of the Company’s processes for the oversight and management of financial and operational risks, including the system of internal controls that management and the Board have established; and reviewing the Company’s auditing, accounting and financial reporting processes.

The Audit Committee has the sole authority (subject to shareholder ratification) for the appointment, compensation, retention and oversight of the work of the Company’s independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee also has the sole authority to approve all audit engagement fees and terms, as well as permissible nonaudit engagements of the independent accountants. At least annually, the Committee assesses the independence of the independent accountants, including the independent auditor’s lead partner. It also assures that the independent accountants regularly rotate the lead and concurring audit partners as required by law or regulations, or more frequently as determined by the Committee in its sole discretion.

The Audit Committee also has the sole authority to appoint, replace, reassign or dismiss the senior internal auditing executive of the Company’s internal audit department, who reports directly to the Committee (and to the Company’s Chief Risk Officer for administrative purposes); and the Committee periodically reviews the staffing levels of the internal audit department. The Audit Committee may also conduct or authorize investigations into matters within its scope of responsibilities, and it may retain outside advisors to assist in the conduct of any such investigation.

Audit Committee Report Concerning Audited Financial Statements for the 2013 Fiscal Year

The Audit Committee has reviewed and discussed First Merchants Corporation’s audited financial statements for the year ended December 31, 2013 with management.

The Audit Committee has discussed with the independent auditor, BKD, LLP, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received from the independent auditors, BKD, LLP, written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2013 fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Patrick A. Sherman, Chairman
Michael R. Becher
Terry L. Walker
Jean L. Wojtowicz

NOMINATING AND GOVERNANCE COMMITTEE

The members of the Nominating and Governance Committee are Terry L. Walker (Chairman), Michael R. Becher, Jo Ann M. Gora and Charles E. Schalliol. Dr. Gora is retiring as a director and member of the Committee as of the 2014 Annual Meeting. All of the members of the Committee are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2).

The Nominating and Governance Committee met twice during 2013.

The Nominating and Governance Committee’s responsibilities include:

•	developing and recommending to the Board the appropriate size and structure of the Board and its standing committees, as well as the qualifications for serving on these committees;

•	annually reviewing the composition of the Board as a whole, including the balance of independence, business expertise, experience, diversity and other desired qualities;

•	maintaining up-to-date criteria for selecting Board members;

•	reviewing the credentials of individuals suggested as prospective directors;

•	nominating individuals to serve as members of the Board, including the annual slate of directors for election by the shareholders;

•	nominating the Board’s officers;

•	overseeing the Company’s compliance with laws and regulations that relate to its governance structure and processes, including those of the SEC and NASDAQ;

•	reviewing compliance with the nonemployee director FMC stock ownership guidelines;

•	providing for and promoting director continuing education and periodic self-assessments of the Board’s and Board Committees’ effectiveness;

•
reviewing and making recommendations to the Board concerning FMC’s Code of Conduct, Code of Ethics for Financial Management, Regulation O Insider Lending Restrictions Policy, Insider Trading Policy and Section 16a Reporting Procedures; and

•	receiving and making recommendations to the Board regarding shareholder proxy initiatives, if any.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

Article IV, Section 9, of FMC’s Bylaws describes the process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee. Under this process, a suggestion by a shareholder of a director-nominee must include: (a) the name, address and number of the Company’s shares owned by the shareholder; (b) the name, address, age and principal occupation of the suggested nominee; and (c) such other information concerning the suggested nominee as the shareholder may wish to submit or the Committee may reasonably request. A suggestion for a director-nominee submitted by a shareholder must be in writing and delivered or mailed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.

Process for Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee assesses the appropriate mix of skills and characteristics required of the Board in the context of the perceived needs at a given point in time and periodically reviews and updates its criteria for identifying and evaluating nominees for director. Among the general criteria the Committee considers are:

•	ethical character and sharing of the Company’s values as reflected in its mission and vision statements;

•	personal and professional reputation consistent with the Company’s reputation and image;

•	superior credentials, accomplishments and recognition in the nominee’s field, with demonstrated sound business judgment;

•
in general, experience as a current or former CEO or in a comparable leadership position with a public company or other complex business or organization, which may include an educational, governmental, scientific or other nonprofit entity;

•
ability and willingness to devote sufficient time to carry out duties and responsibilities of Board membership and to commit to serve on the Board for several years in order to gain knowledge of the Company’s principal business and operations;

•
ability and willingness to acquire and hold shares of the Company’s stock in accordance with Board-established guidelines, to assure that the nominee’s financial interests are aligned with those of other shareholders;

•
relevant expertise and experience - in particular, financial acumen - and ability and willingness to offer advice and guidance to the Company’s CEO and other senior management based on that expertise and experience while working cooperatively with other directors and management;

•
for nonemployee directors, independence, within the meaning of applicable SEC regulations and NASDAQ Listing Rules; also by avoiding conflicts or appearances of conflicts of interest and by ability to objectively appraise management performance, represent shareholder interests and remain independent of any particular constituency;

•
together with other directors, possession of attributes that contribute to a diverse and complementary Board, with diversity reflecting gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations;

•	willingness to assist the Company in developing new business; and

•	residence in FMC’s market coverage areas.

If the nominee is an incumbent director whose term is expiring, the Nominating and Governance Committee also considers the quality of the director’s prior service to the Company, including the nature and extent of participation in the Company’s governance and contributions of management and financial expertise and experience to the Board and the Company.

The Nominating and Governance Committee considers candidates coming to its attention through current Board members, search firms, shareholders and other persons.

Consideration of Diversity in Identifying Nominees

The Board and the Nominating and Governance Committee consider diversity in identifying nominees for director. The Committee has defined a diverse Board as one that reflects gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations. In its annual review of the composition of the Board as a whole, the Nominating and Governance Committee assesses the Board’s diversity along with other desired qualities, and it assesses the effectiveness of the Board’s diversity policy. The Committee has concluded that the Board is diverse under the Committee’s definition and that the Board’s diversity policy is effective. The Board’s membership includes directors of different gender, racial, ethnic, educational, professional, managerial and entrepreneurial backgrounds and experience. It includes directors who have leadership experience and financial and other expertise gained from employment or other association with large public and smaller private companies, manufacturers, the banking and financial services industry, the agricultural industry, international business, venture capital funds, major universities, private accounting and legal firms, and public service organizations including governmental and nonprofit agencies and institutions. Several of the directors have expertise and experience in risk management, strategic planning, operations, technology, and regulatory compliance and human resource issues. Some directors reside in larger metropolitan areas that FMC considers its high growth markets, and others reside in mid-sized and small markets that are also extremely important to the Company.

RISK AND CREDIT POLICY COMMITTEE

The members of the Risk and Credit Policy Committee are Jean L. Wojtowicz (Chairman), Charles E. Schalliol and Terry L. Walker. All of the members of the Committee are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2).

The Risk and Credit Policy Committee met ten times during 2013.

The Risk and Credit Policy Committee’s primary function is to assist the Board in assuring the effective management of FMC’s enterprise-wide risk, both internal and external, through a continuous review of policies, procedures and practices and the actual results of their application. The Company describes enterprise-wide risk management as a process, effected by the Board, management and other personnel, applied across the enterprise and designed to identify events, whether existing or potential, that may adversely affect the Company. It enables FMC to manage risk within acceptable limits and provides reasonable assurance of optimum corporate performance in the risk/return continuum. In addition, it facilitates the integration of varying views of risk into established credit, asset/liability management, and other risk elements, resulting in an alignment of strategy and corporate culture.

The Risk and Credit Policy Committee oversees the management of enterprise-wide risk for the Company. In providing this oversight, the Committee:

•	maintains a clear understanding and working knowledge of the principal risks inherent in the Company’s activities;

•	assigns the oversight of each risk type to a standing committee of the Board;

•	guides management in defining the Company’s risk thresholds, appetite and profiles while taking into consideration its strategic goals, objectives, markets and macro-economic conditions;

•
establishes risk thresholds and monitors them not less than quarterly (including specific limitations on the authority of management above which the Board or a standing committee of the Board retains exclusive authority);

•	establishes specific measures which delineate the level and trend of principal risks and their potential impact on the Company;

•	evaluates the impact of changes to risk thresholds prior to any modification, after consideration of changes in market conditions, the Company’s strategy, and associated risk assessments;

•	monitors emerging risks to the Company and how management will monitor, manage and mitigate those risks on a proactive basis; and

•
performs duties and responsibilities enumerated and consistent with the Committee’s charter and considers enterprise risk in relation to the Company’s potential for growth and increase in shareholder value.

The Risk and Credit Policy Committee identifies and defines the principal risks and uncertainties to which the Company is subject, including the nature (systemic or random), range and likelihood or each risk as well as the strategic, operational and regulatory consequences of both favorable and unfavorable outcomes. The Committee determines the responsible manager and Board committee for each principal risk and sees that the committee and the responsible manager are maintaining an effective policy for each principal risk assigned to that committee and manager, including acceptable risk limits, reporting parameters, management decision criteria (both quantitative and qualitative) and the reporting format for monitoring the level and trend of the risk. The Committee assures that risk policies are reviewed annually by the committees responsible for these principal risks and/or by the full Board, and it monitors the reporting practices of these committees to assure that risk exposure remains within established limits and that significant risk exposures have been brought to the attention of the Board. The Committee also annually reviews and recommends to the Board for its approval the levels and types of insurance coverage to be purchased by the Company.

The Chief Risk Officer and the senior internal auditing executive provide input to the Risk and Credit Policy Committee, particularly through periodic risk assessment reports, concerning principal risks within the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

The members of the Compensation and Human Resources Committee are Charles E. Schalliol (Chairman), Roderick English and Gary J. Lehman. All of these Committee members are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2), and they all also meet the criteria for compensation committee independence set forth in Rule 10C-1(b)(1) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(d)(2). William L. Hoy was a member of the Compensation and Human Resources Committee during the first four months but not the last eight months of 2013.

The Compensation and Human Resources Committee met once during 2013.

The Compensation and Human Resources Committee’s responsibilities include:

•	establishing the Company’s general compensation philosophy in consultation with senior management;

•	overseeing the development and implementation of policies and programs to carry out the Company’s general compensation philosophy;

•
periodically reviewing and evaluating the effectiveness of the Company’s compensation policies and programs in light of its general compensation philosophy and making any modifications that the Committee deems necessary or advisable;

•
reviewing the performance of and approving the compensation and benefits to be paid to the CEO and other executive officers and senior management employees of the Company and the Regional Presidents and CEOs of its subsidiaries;

•
reviewing the performance and approving the compensation and benefits to be paid to the senior management employees of FMC’s subsidiaries and approving the compensation ranges and benefits for the other officers and employees of the Company and its subsidiaries (a responsibility which the Committee may delegate all or part of to the Company’s CEO and/or the Regional Presidents and CEOs of the Company’s subsidiaries);

•	administering the Company’s incentive compensation plans, equity-based compensation plans, and deferred compensation plans;

•	making recommendations to the Board concerning the adoption, amendment or termination of incentive compensation plans, equity-based compensation plans, and deferred compensation plans;

•
regularly monitoring risk exposure with respect to the Company’s incentive compensation plans and other executive compensation plans to assure that risks remain within established limits, that steps are taken to mitigate these risks where appropriate, and that significant risk exposures are brought to the attention of the Board;

•	reviewing annually executive change of control and severance agreements; and

•	reviewing and making recommendations to the Board regarding the compensation of the nonemployee directors.

The Compensation and Human Resources Committee’s responsibilities also include annually reviewing and discussing with senior management the Compensation Discussion and Analysis (the “CD&A”) required under Item 402(b) of SEC Regulation S-K. Based on this review and discussion, the Committee prepares the report required under Item 407(e)(5) of SEC Regulation S-K to be included in the Company’s annual proxy statement, recommending to the Board that the CD&A be included in the proxy statement;

The Compensation and Human Resources Committee determines executive and nonemployee director compensation annually, after bearing in mind the Company’s short and long-term strategic goals, considering whether the Company’s existing compensation programs have supported its efforts to attract, retain and motivate high-performing, qualified leaders, and comparing the Company’s compensation programs with those of peer institutions, with the aim of arriving at an appropriate mix of salary, benefits and incentives that will ultimately lead to a superior return on shareholders’ investment.

The Compensation and Human Resources Committee sets the compensation, the metrics, targets and ranges for payouts under the cash incentive program, and the amounts and mix of equity-based compensation of FMC’s CEO, executive officers and other senior management employees, and the Regional Presidents and CEOs of its subsidiaries. In doing so, the Committee relies heavily on the recommendations of FMC’s CEO regarding the amount and form of compensation to be paid to the Company’s executive officers and other senior management employees (other than the CEO) and the Regional Presidents and CEOs of the Company’s subsidiaries. The Committee has delegated to the

Company’s CEO or, where appropriate, to other executive officers, senior management employees or the Regional Presidents or CEOs of FMC’s subsidiaries, the authority to approve the compensation and benefits to be paid to the other officers and employees of FMC and its subsidiaries. The Compensation and Human Resources also sets the compensation of the nonemployee directors.

The Compensation and Human Resources Committee and FMC’s CEO have delegated the responsibility for the day-to-day administration of the Company’s incentive compensation plans, equity-based compensation plans and deferred compensation plans to FMC’s Senior Vice President and Director of Human Resources, with oversight from the CEO. From time to time, these two executives provide information to the Committee and make recommendations, on their own initiative, or as requested by the Committee, concerning existing and proposed compensation policies and programs for executives and other employees of FMC and its subsidiaries

The Compensation and Human Resources Committee has the authority to directly select, engage and terminate such counsel, consultants (including compensation consultants), and other experts as it deems necessary or appropriate to assist it in carrying out its responsibilities. In November 2012, the Committee engaged Buck Consultants (“Buck”) to review FMC’s executive salaries and compensation programs to ensure that they continue to provide executives with a competitive compensation opportunity that will enable the Company to attract, retain and motivate a highly qualified leadership team. Buck conducted a similar review at the Committee’s request in 2009, and the 2012-2013 engagement was an update of the earlier study. James P. Sillery, a principal in Buck’s National Consulting Practice, led both the earlier and the updated studies, thus providing valuable continuity in the information provided to the Committee. Mr. Sillery presented his findings and recommendations to the Committee in February 2013, and they played a role in the Committee’s determination of the amounts and forms of executive compensation for 2013 and 2014. The Committee expects to conduct another review of FMC’s executive salaries and compensation programs in 2014 or 2015, to ensure that the Company’s programs remain competitive with those of its peers and continue to allow FMC to attract, retain and motivate a highly qualified leadership team.

Buck has not provided any other services to the Company. The Compensation and Human Resources Committee has determined that Buck’s work as a consultant to the Committee does not raise any independence or conflict of interest concerns, taking into consideration the six factors listed in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(d)(3).

Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2013, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. No current member of the Committee or executive officer of the Company had a relationship during 2013 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K. Mr. Hoy, who served on the Committee during the first four months of 2013, and certain of his related entities had (and have) loans outstanding from FMC’s wholly-owned subsidiary, First Merchants Bank, N.A., that require disclosure under Item 404 of SEC Regulation S-K. The required disclosures regarding these loans are on page 39 under “Transactions with Related Persons.”

Compensation and Human Resources Committee Report

In accordance with Item 407(e)(5) of SEC Regulation S-K, the members of the Compensation and Human Resources Committee state that the Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of SEC Regulation S-K with management. Based on this review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
Charles E. Schalliol (Chairman)
Roderick English
Gary J. Lehman

VI. COMPENSATION OF EXECUTIVE OFFICERS

NAMED EXECUTIVE OFFICERS

The Company’s named executive officers (the “NEOs”), as defined in Item 402(a)(3) of SEC Regulation S-K, and their titles for 2013 were:

•	Michael C. Rechin, President and Chief Executive Officer;

•	Mark K. Hardwick, Executive Vice President and Chief Financial Officer;

•	Michael J. Stewart, Executive Vice President and Chief Banking Officer;

•	John J. Martin, Executive Vice President and Chief Credit Officer, and

•	Robert R. Connors, Senior Vice President and Chief Information Officer.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary: FMC’s 2013 Financial Results and NEO Compensation

FMC reported record net income of $42.2 million for 2013, compared to $40.6 million earned in 2012 - which was also a very good year for the Company. Per share earnings for both years totaled $1.41; however, the 2013 results included $5.4 million, or $.12/share, of nonrecurring expenses related to the Company’s acquisition in November 2013 of CFS Bancorp, Inc. - a $1.1 billion asset company. Other financial results for 2013 were even stronger. The total shareholder return for 2013 on shares of FMC common stock was approximately 54%, as the result of an increase in the market price of the stock from $14.84/share on December 31, 2012 to $22.72/share on December 31, 2013, and an increase in dividends from $.10/share in 2012 to $.18/share in 2013. The tangible book value of FMC stock rose from $10.95/share on December 31, 2012 to $12.17/share on December 31, 2013. The quality of the Company’s assets also continued to improve, as reflected by a decline in net charge-offs from $20.1 million in 2012 to $8.1 million in 2013.

Since the design and administration of the Company’s executive compensation program is centered on the principle that pay should be aligned with performance that is congruous with the interests of shareholders, and since a significant portion of the NEOs’ compensation is in the form of incentive compensation, the total compensation the NEOs received for 2013 reflected the Company’s exceptional performance as described in the preceding paragraph. As the last column of the Summary Compensation Table on page 29 shows, their 2013 total compensation was almost as much as in 2012 (except for Mr. Martin, whose compensation increased from 2012 to 2013 due to his promotion from Senior Vice President and Chief Credit Officer to Executive Vice President and Chief Credit Officer in March 2013). The three most senior NEOs in particular received substantially more total compensation in both 2012 and 2013 than they did in 2011, when the Company’s financial performance (like that of most financial institutions) was still negatively affected by the business downturn of the previous three years. The NEOs’ total compensation for 2012 and 2013 ranged from approximately 35% to 50% higher than their 2011 total compensation.

However, one caveat applies to any comparison of the NEOs’ total compensation for 2011 with their 2012 and 2013 compensation. Mr. Rechin, Mr. Hardwick and Mr. Stewart would have received additional compensation in 2011 had the Company not been a participant in the Capital Purchase Program under the American Recovery and Reinvestment Act of 2009 (the “ARRA”) from February 2009 until September 2011. Under the ARRA Regulations, during the period that FMC was participating in the Program, it was prohibited from paying bonuses under the SMICP to its five most highly compensated employees (which, in 2011, included Mr. Rechin, Mr. Hardwick and Mr. Stewart, but not Mr. Connors or Mr. Martin). In addition, the Company was not allowed to award stock options to these employees in 2011. The Company exited from the Capital Purchase Program in September 2011, after which it was able to pay Mr. Rechin, Mr. Hardwick and Mr. Stewart a pro-rated share (32.5%) of their bonuses under the SMICP for 2011; i.e., the portion that was deemed to have been earned for 2011 after FMC’s exit from the Program. As a result, for 2011, Mr. Rechin’s pro-rated bonus was $134,148 less than his earned bonus, Mr. Hardwick’s pro-rated bonus was $86,303 less than his earned bonus, and Mr. Stewart’s pro-rated bonus was $84,656 less than his earned bonus. The reason that none of these three NEOs received stock option grants in 2011 was that all of the options granted by the Compensation and Human Resources Committee in 2011 under FMC’s equity incentive plan - the Long-term Equity Incentive Plan (the “LTEIP”) were awarded in February 2011, when the ARRA Regulations still applied to the Company. Had this factor been taken into account, the NEOs’ total compensation for 2012 and 2013 would have been in the neighborhood of 20% to 25% higher than their 2011 total compensation.

As noted above, the Compensation and Human Resources Committee continues to rely heavily on incentive compensation as a significant part of the NEOs’ compensation. Consistent with this approach, the Committee has granted the NEOs relatively modest annual increases in their base salaries and has instead increased the percentage of their compensation that is at risk. The element of NEO compensation that most effectively aligns executive pay with the Company’s performance is the annual cash bonus which is payable under the FMC’s nonequity incentive plan, the Senior Management Incentive Compensation Program (the “SMICP”). The SMICP provides that management employees’ annual cash bonuses are dependent on meeting pre-established goals for the fiscal year that are closely related to the Company’s strategic and financial plans. The 2013 bonuses for Mr. Rechin, Mr. Hardwick and Mr. Stewart were based entirely on the operating earnings achieved by FMC for the year; and for Mr. Martin and Mr. Connors, they were based 70% on this metric and 30% on FMC’s reduction in its consolidated efficiency ratio for the year. Their target bonuses for 2013, as a percentage of base salary, were: Mr. Rechin - 45%; Mr. Hardwick and Mr. Stewart - 40%; Mr. Martin - 35%; and Mr. Connors - 30%. Because FMC’s 2013 operating earnings were better than the pre-established goal, all of the NEOs’ bonuses for 2013 exceeded their targets: Mr. Rechin’s bonus under the SMICP, as a percentage of his base salary, was 53.6%; Mr. Hardwick’s and Mr. Stewart’s bonuses were 47.7%; Mr. Martin’s bonus was 38.2%; and Mr. Connor’s bonus was 33.2%.

Whatever numbers are emphasized regarding the Company’s performance and the NEOs’ compensation for 2011, 2012 and 2013, there is undoubtedly a direct relationship between pay and performance under the Company’s compensation programs. While the NEOs’ compensation has materially increased in 2012 and 2013, FMC’s operating earnings and stock price have increased even more. Clearly, the NEOs’ interests and the interests of the Company’s other shareholders are aligned.

Results of Shareholder Advisory Vote on NEO Compensation at the 2013 Annual Meeting

In accordance with Rule 14A-21(a) under the Securities Exchange Act of 1934, the Company held a separate shareholder advisory vote at the 2013 Annual Meeting on a resolution to approve the compensation of its NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in last year’s proxy statement. Of the shares that were voted, 14,104,784 (98.26%) were voted in favor of the resolution, 489,920 (1.24%) were voted against the resolution, and 174,920 (0.50%) abstained. The Compensation and Human Resources Committee considered these results at its first meeting following the vote and concluded that the vote showed that the shareholders support a continuation of the Company’s existing executive compensation policies and programs. The Committee did not make any significant changes in 2013 to the previous year’s executive compensation policies and programs.

Executive Compensation Program Objectives and Process

FMC tries to design its compensation programs so that they are consistent with the Company’s strategic goals and provide its executives an appropriate mix of salary, benefits and incentives - both short-term and long-term - that will financially reward them for excellent Company performance that is aligned with the interests of shareholders. A significant part of the executives’ pay is tied to a straightforward and easily understood incentive program that suitably rewards the executives for individual and aggregate performance that contributes to exceptional financial returns for the Company and its shareholders. On the other hand, individual or aggregate executive performance that does not meet expectations results in significantly reduced compensation under the program. For 2012 and 2013, from 45% to more than 50% of the top three NEOs’ compensation was in the form of cash and equity-based incentive compensation, reflecting the Company’s excellent financial results and the Compensation and Human Resources Committee’s assessment of the NEOs’ performance and contribution to those results for both years.

The Compensation and Human Resources Committee oversees the development and administration of the plans that comprise the executive compensation program, and it periodically reviews and evaluates the plans’ effectiveness and alignment with the Company’s business strategies and the interests of shareholders. Senior management is responsible for the implementation and day-to-day administration of these plans. The Committee has primary responsibility for reviewing executive performance and approving executive compensation; however, the Committee relies heavily on the recommendations of the President and Chief Executive Officer, Mr. Rechin, in reviewing the performance and determining the compensation of executives other than the CEO himself. The Committee also receives support and assistance from the Senior Vice President and Human Resources Officer, Kimberly J. Ellington, and other members of senior management in this endeavor. The performance review process includes annual formal reviews that take place in February. Compensation adjustments and cash incentives and equity-based awards are determined for the current year after these reviews are completed and FMC’s audited financial results for the previous fiscal year have been announced.

Peer Group

In its efforts to attract, retain and motivate high-performing executives, FMC competes with other employers, especially other Midwest financial institutions. Necessarily, this requires the Company to be aware of how peer institutions are compensating their executives, to ascertain how the Company’s executive compensation programs compare - both in their mix and their amounts - with these peers’ programs. FMC tries to fix executives’ total compensation at approximately the median for similar positions at peer institutions, with an appropriate balance between salary and incentive compensation, cash and equity, and short and long-term incentives. The peer group for 2012 and 2013 consisted of the following 21 publicly-traded Midwest financial institutions of relatively similar size to the Company:

1st Source Corporation	MainSource Financial Group, Inc.
Capitol Bancorp, Ltd.	MB Financial Inc.
Chemical Financial Corporation	National Penn Bancshares, Inc.
Community Trust Bancorp, Inc	Old National Bancorp
F. N. B. Corporation	Park National Corporation
First Busey Corporation	Pinnacle Financial Partners, Inc.
First Commonwealth Financial Corporation	Republic Bancorp, Inc.
First Financial Bancorp	S & T Bancorp, Inc.
First Midwest Bancorp, Inc.	S. Y. Bancorp, Inc.
Heartland Financial USA, Inc.	Taylor Capital Group, Inc.
Independent Bank Corporation

Compensation Consultant

While FMC has not historically “benchmarked” its executive compensation, the Compensation and Human Resources Committee does periodically engage a compensation consultant to review the Company’s executive salaries and compensation programs to ensure that they continue to provide executives with a competitive compensation opportunity. The Committee engaged Buck Consultants (“Buck”) in November 2012 to conduct the most recent such review. James P. Sillery, a principal in Buck’s National Consulting Practice, led the review, providing valuable continuity because he had conducted a similar study in 2009. The findings and recommendations from the 2012-13 Buck study were based in part on a database of executive compensation information it had compiled from the above peer group companies. Mr. Sillery presented these findings and recommendations to the Committee at its February 2013 meeting. They showed that the total direct compensation received by each of the Company’s NEOs was generally near the 25th percentile compared to the peer group. However, the ARRA restrictions negatively affected the NEOs’ incentive compensation between February 2009 and September 2011, when FMC was participating in the Capital Purchase Program. Without these restrictions, had the NEOs received incentive compensation at the target levels under the Company’s incentive compensation programs that were in effect for 2011, their total compensation for that year would have been competitive with the median. In most cases, the NEOs’ total compensation did fall near the median in 2012. The Committee took Buck’s findings and recommendations into account in making its decisions regarding the amounts and types of executive compensation for 2013. Buck also consulted with FMC’s Human Resources Department on a job grading project in 2013, but the consulting fee for these services was not large enough to require disclosure under SEC Regulation S-K. The Committee determined that Buck did not have any actual or apparent conflict of interest in performing its review of the Company’s executive salaries and compensation programs.

Mitigation of Risks

In designing and implementing the executive compensation plans, FMC makes all reasonable efforts to ensure that the plans do not include any cash or equity-based incentive or other feature that might encourage executives to take unnecessary and excessive risks that threaten the value of the Company or encourage the manipulation of reported earnings of the Company to enhance the compensation of any executive. The Risk and Credit Policy Committee oversees the management of enterprise-wide risk for the Company; however, the Compensation and Human Resources Committee has the primary responsibility for overseeing the management of compensation plan risks. The two Committees share continuing responsibility for monitoring risk exposure to assure that it remains within established limits and that significant risk exposures are brought to the attention of the full Board.

Compensation plan risks are mitigated in a number of ways. They include the following:

•
The Compensation and Human Resources Committee receives formal assessments, approximately annually, from the Company’s Senior Vice President and Chief Risk Officer, Jeffrey B. Lorentson, of the risks posed by the executive compensation plans and how to limit these risks. The Committee discusses, evaluates and reviews these assessments with Mr. Lorentson.

•	Executive compensation is a mix of cash and equity, fixed and variable compensation, and annual and long-term incentives.

•
The Senior Management Incentive Compensation Program (the “SMICP”), the nonequity incentive compensation plan covering the NEOs and other management employees, caps the NEOs’ incentive award payouts at 200% of target.

•	The SMICP has a “clawback” provision under which the Company may recover a payment made to an executive officer if the payment is based on a materially inaccurate financial statement.

•	The Company has a written policy prohibiting senior managers from engaging in hedging or short sales of FMC stock.

•
The Long-term Equity Incentive Plan (the “LTEIP”), the equity incentive plan covering the NEOs and other management employees, provides that stock option grants will generally not vest for two years and restricted stock awards will not vest for three years.

•	The LTEIP also provides that executive officers must hold approximately 25% of the shares awarded to them under the Plan until their death, retirement, termination of employment, or change of control.

•	The LTEIP also states that executive officers are expected to acquire and hold FMC stock at least equal to their then current annual salary within six years of commencing participation in the Plan.

•	The Company does not have employment or severance agreements with its NEOs, thus avoiding multi-year guaranteed employment terms.

•	FMC’s compensation programs do not include tax gross-ups, single trigger change of control agreements, or extravagant executive perquisites.

•	The Company periodically engages a compensation consultant to review FMC’s executive salaries and compensation programs to ensure they are competitive but not overly generous.

•
The Company has a Whistleblower Policy, monitored by the Audit Committee, under which employees and others may - anonymously if they choose - raise concerns regarding accounting, internal controls, or auditing matters.

Based on these risk mitigation undertakings, the Compensation and Human Resources Committee does not believe that the risks arising from FMC’s compensation policies and practices for its executive employees are reasonably likely to have a material adverse effect on the Company within the scope of Item 402(s) of SEC Regulation S-K.

Elements of Executive Compensation

The NEOs’ compensation includes base salary, cash incentive pay under the SMICP, equity-based compensation, including restricted stock and stock option awards, under the LTEIP, retirement benefits, and “double trigger” change of control agreements. The Company does not have employment or other severance agreements with any of its executive officers.

Base salary and cash incentive pay under the SMICP are intended to advance shorter-term goals by providing an immediate or near-term financial reward for excellent performance that is aligned with and advances FMC’s strategic objectives and that is competitive with the Company’s industry peers. The targets for earning incentive compensation under the SMICP are adjusted annually to align with the Company’s annual financial plan. The restricted stock and stock option awards under the LTEIP are designed to financially reward the achievement of longer-term goals and to further align executives’ financial interests with those of other shareholders by tying the value of such compensation to sustained increases in the price of the Company’s stock. This objective is also supported by the provisions in the LTEIP requiring executives to hold at least part of their equity-based compensation until retirement and stating the expectation that executives will acquire and hold FMC stock at least equal to their then current annual salary within six years of commencing participation in the Plan. The vesting provisions attached to equity-based compensation under the LTEIP, together with the vesting provisions in the retirement plans, also promote the long-term employment of qualified executives.

The following paragraphs discuss each of the material elements of the compensation paid to the NEOs during 2013, with references to information contained in the compensation tables and related material on pages 29-36.

Base Salary

The Compensation and Human Resources Committee determines the NEOs’ salaries subjectively, based on their responsibilities and a review of their individual performance and contributions to the Company’s financial performance. The Committee considers the recommendations of the CEO, Mr. Rechin, in assessing the performance of the NEOs other than Mr. Rechin. The Committee is solely responsible for assessing Mr. Rechin’s performance and making recommendations to the Board regarding his salary and other forms of compensation. Besides individual and Company performance, other factors that may affect the NEOs’ salaries include their experience, budgetary considerations, and the salaries paid to executives holding similar positions with the Company’s competitors in the financial services industry. In addition to the findings contained in the Buck studies discussed on pages 18 and 21, the Committee relies on public reports and broad-based third party surveys, particularly those that include financial institutions of a similar size and/or geographic location, in assessing the salaries paid to executives employed by the Company’s competitors.

The Compensation and Human Resources Committee reviews and adjusts the NEOs’ salaries annually in February, after performance reviews have been completed and the Company’s audited financial statements for the preceding fiscal year have been issued. Any approved adjustments become effective as of the first payroll in March. The Committee believes that by waiting until the performance reviews have been completed and the financial statements have been issued, the NEOs’ salary adjustments will be more accurately and effectively tied to their success in meeting financial targets and other strategic goals for the previous year. This timing also allows the Committee to communicate decisions regarding salary adjustments, cash incentive payments and equity-based awards to the NEOs and other executives all at the same time, thus ensuring a clear and consistent message regarding performance and underlining the Company’s emphasis on growing a performance-based culture.

The Compensation and Human Resources Committee approved increases in the NEOs’ base salaries in February 2013, after evaluating their individual performance and accomplishments, as well as the Company’s performance. The salaries paid to executives holding similar positions at peer companies were also taken into consideration. The NEOs’ salary increases and their new salaries, effective in March 2013, were as follows:

NEO	Salary Increase	March 1, 2013 Base Salary
Mr. Rechin	$13,125	$388,125
Mr. Hardwick	9,700	284,800
Mr. Stewart	9,400	278,000
Mr. Martin	20,000	220,000
Mr. Connors	4,663	211,913

Mr. Martin received a larger increase in recognition of his promotion from Senior Vice President and Chief Credit Officer to Executive Vice President and Chief Credit Officer, effective in March 2013.

The Senior Management Incentive Compensation Program

The Senior Management Incentive Compensation Program (the “SMICP”) is a nonequity incentive compensation plan that affords the NEOs and other management employees the opportunity to earn additional cash compensation annually, determined as a percentage of their base salaries, by meeting pre-established goals for the fiscal year that are closely related to FMC’s strategic and financial plans. Participants must be employed when the payments are made, except in the case of death, disability or retirement, to be eligible for a payment under the Program.

Under the SMICP, the Compensation and Human Resources Committee establishes schedules for the payments early in each fiscal year, beginning at minimum thresholds below which participants do not receive payments, and increasing proportionately to target amounts and maximum amounts that participants may receive. Each participant is then informed of the goals to be achieved (which in nearly all cases are related to the Company’s strategic and financial plans and measurable objectively), the percentage of base salary that will be paid if the participant’s goals are achieved (the target payment), and the applicable thresholds and maximum amounts. Following the end of each fiscal year, after the Company’s audited financial statements for the year have been issued, the Committee approves the payouts under the SMICP.

The Committee has the authority to modify the Program, make final award determinations (which may include increasing or decreasing the amount payable to an individual participant under the applicable formula set forth in the SMICP), set conditions for eligibility and awards, define extraordinary accounting events in calculating earnings, establish future payout schedules, determine circumstances and causes for which payouts can be withheld, and abolish the Program. In doing so, it considers the recommendations of the CEO, Mr. Rechin, except as Mr. Rechin’s own cash incentive compensation may be affected. The SMICP has a “clawback” provision that provides for recovery of any payment made to an NEO if the payment is based on materially inaccurate financial statements.

There were 87 participants who received cash compensation under the SMICP for 2013, including the five NEOs. The payouts for 2013 were made in March 2014. The threshold, target and maximum payout for each of the NEOs under the Program for 2013 is shown in the Grants of Plan-Based Awards Table on page 30.

The Compensation and Human Resources Committee established the target payments for NEOs Rechin, Hardwick and Stewart under the SMICP for 2013 at 45%, 40% and 40%, respectively, of their base salaries. For each of them, their target payment was based entirely on FMC’s achieving operating earnings, calculated on a diluted GAAP basis, of $1.29/common share. Their minimum threshold that would result in a payment of 70% of the target amount was based on achieving operating earnings of $1.20/share, and their maximum payment of 200% of the target amount was based on achieving operating earnings of $2.19/share. For 2013, FMC’s reported operating earnings were $1.41/share which, under the payout schedule, would have resulted in payouts to each of these three NEOs of 113% of their target amounts. However, as noted above, the Committee has the authority under the Program to define extraordinary accounting events in calculating earnings; and the Company’s 2013 results included $5.4 million ($.12/fully diluted common share) of nonrecurring expenses related to FMC’s acquisition of CFS Bancorp, Inc., which closed in November 2013. The Committee took into account one-half of this extraordinary accounting event, or $.06/share, in determining the payouts based on operating earnings. Thus, participants’ payouts were 120% of their target amounts, to the extent they were based on operating earnings, instead of 113% of their target amounts. As the Summary Compensation Table on page 29 shows, Mr. Rechin received $208,225, Mr. Hardwick received $135,809, and Mr. Stewart received $132,572 under the SMICP for 2013.

The Compensation and Human Resources Committee established the target payments for NEOs Martin and Connors under the SMICP for 2013 at 35% and 30%, respectively, of their base salaries. However, due to nature of their responsibilities, it based their target payments only 70% on the operating earnings schedule described in the preceding paragraph and added a second metric, basing 30% of their target payments on the Company’s achieving a consolidated efficiency ratio (defined as noninterest expense as a percent of the sum of tax equivalent net interest income and noninterest income, excluding security gains and nonrecurring items) of 59.90% for 2013. Their minimum threshold that would result in a payment of 80% of the target amount was based on achieving a consolidated efficiency ratio of 60.98%, and their maximum payment of 150% of the target amount was based on achieving a consolidated efficiency ratio of 57.20%. The consolidated efficiency ratio for 2013 was 62.86% which, under the payout schedule, would have been less than the threshold for a payout for this metric. However, disregarding the nonrecurring expenses related to FMC’s acquisition of CFS Bancorp, Inc., the Company achieved a consolidated efficiency ratio for 2013 of 60.44%, which under the schedule would result in a payout of 90% of the target amount for this metric. The Committee determined that, to the extent payouts for 2013 were based on the consolidated efficiency ratio, participants should receive payouts of 90% of their target amounts instead of no payout at all. As the Summary Compensation Table on page 29 shows, Mr. Martin earned a payout of $83,976 under the SMICP for 2013, and Mr. Connors earned a payout of $70,268.

The Long-term Equity Incentive Plan

The Long-term Equity Incentive Plan (the “LTEIP”) is an equity incentive plan that affords the NEOs and other management employees the opportunity to benefit as shareholders from long-term improvements in the Company’s financial performance, thus increasing their commonality of interest with other shareholders. The equity awards available under the Plan include incentive and nonqualified options to acquire common stock in the Company and grants of restricted stock in the Company.

The Compensation and Human Resources Committee has the authority to grant awards, decide who will receive awards, determine the types and sizes of awards, determine the terms, conditions, vesting periods, and restrictions applicable to awards, adopt, alter and repeal administrative rules and practices governing the LTEIP, interpret the terms and provisions of the LTEIP and any awards granted under it, prescribe the forms of award agreements, and otherwise supervise the administration of the LTEIP. The Committee normally makes equity awards to participants early in each fiscal year contemporaneously with salary adjustments and cash incentive payouts. On occasion, the Committee grants an award at other times, e.g., when an executive is hired. The Committee has delegated to the CEO, Mr. Rechin, the authority to make restricted stock awards, limited to a maximum of 1,000 shares of FMC common stock, to newly-hired employees. In general, the number and type of equity awards granted to the participants in the LTEIP are commensurate with their positions and level of responsibilities. The equity awards are not performance-based. In making stock option and restricted stock awards, the Committee relies in part on Mr. Rechin’s recommendations, except for awards to Mr. Rechin himself.

In recent years, the Compensation and Human Resources Committee has, with a few exceptions, limited its equity awards to restricted stock, to the exclusion of stock options. The Committee’s decision to abandon the widespread use of stock options under the LTEIP was based in part on Buck’s recommendations during its 2009 and 2012-13 engagements. The three senior NEOs, Mr. Rechin, Mr. Hardwick and Mr. Stewart, were the only participants in the LTEIP who were granted stock options during 2013. The Committee awarded them stock options as an element of their compensation because, unlike restricted stock, the financial incentive provided by stock options depends entirely on raising the price of the Company’s stock - thus leveraging to a greater extent the alignment of their financial interests with those of FMC’s other shareholders. The stock options granted to the three NEOs were nonqualified options. The exercise price for the options was the closing price of FMC stock, as recorded by NASDAQ on the date of the grant. The options will vest (become exercisable) two years after the grant date or, if earlier, on the date the grantee retires, dies or becomes disabled.

As the Grants of Plan-Based Awards Table on page 30 shows, in February 2013 the Compensation and Human Resources Committee granted stock options for 5,000 shares to Mr. Rechin, stock options for 2,000 shares to Mr. Hardwick, and stock options for 2,000 shares to Mr. Stewart under the LTEIP. The exercise price for the stock options is $15.32 per share. The stock options will vest on February 19, 2015 or, if earlier, on the date the grantee retires, dies or becomes disabled.

As the Outstanding Equity Awards at Fiscal Year-End Table on page 31 shows, the stock options granted to the NEOs under the LTEIP from 2004 through 2008 were out of the money on December 31, 2013; whereas, the stock options they received from 2009 through 2013 were in the money on December 31, 2013. The price per share of FMC stock at the close of business on December 31, 2013 was $22.72.

There were 201 participants who received restricted stock awards under the LTEIP in February 2013, including the five NEOs. Another 25 newly-hired employees, 22 of whom were employees of CFS Bancorp, Inc. or its wholly owned subsidiary, Citizens Bank, prior to its acquisition by FMC in November 2013, received restricted stock awards during 2013 under the LTEIP. All but two of these 25 awards were made by Mr. Rechin under the authority delegated to him by the Compensation and Human Resources Committee, as described above. The other two were made to the two senior CFS Bancorp executives in accordance with the provisions of the acquisition agreement between the Company and CFS Bancorp.

The restricted stock awards under the LTEIP will vest (the restrictions lapse, giving the grantee complete ownership rights) three years after the date of the award or, if earlier, on the date the grantee dies or becomes disabled. The Compensation and Human Resources Committee may also partially waive the forfeiture of a restricted stock award if a grantee’s employment is terminated less than three years after the date of the award and the Committee determines that the termination was involuntary and without cause. In that event, the part of the award that is not forfeited is a fraction of the shares, with a numerator equal to the number of full years that have elapsed between the date of the award and the date of termination and a denominator of three. A grantee of restricted stock under the LTEIP is entitled to vote the shares of stock and receive the dividends on the stock, notwithstanding the restrictions.

As the Grants of Plan-Based Awards Table on page 30 shows, in February 2013 the Compensation and Human Resources Committee awarded 10,000 shares of restricted stock to Mr. Rechin, 8,000 shares of restricted stock to Mr. Hardwick, 8,000 shares of restricted stock to Mr. Stewart, 5,500 shares of restricted stock to Mr. Martin, and 1,500 shares of restricted stock to Mr. Connors under the LTEIP. The value of the restricted stock on the date of grant was $15.32 per share. The restricted stock awards will vest on February 19, 2016 or, if earlier, on the date the grantee dies or becomes disabled.

The LTEIP includes a provision that executive officers must hold at least 25% of all “net shares” (which the LTEIP defines as the number of shares issued to the executive officer under an award after subtracting the number of shares, if any, transferred or surrendered by the executive officer to pay the exercise price of a stock option and/or to pay any withholding taxes associated with an award) issued to them under the LTEIP, including both restricted stock awards and shares issued upon the exercise of stock options, until the earlier of the date of the executive officer’s death, retirement or other termination of employment, or the date of a change of control. The purpose of this provision is to ensure that executive officers who benefit from equity awards under the LTEIP have a long-term financial interest in growing the value of the Company’s stock due to their increased ownership of FMC common shares. With the same purpose, the LTEIP includes a guideline stating that executive officers participating in the Plan should acquire and hold shares of the Company’s common stock equal in value to at least 100% of their then current annual salary within six years after commencing participation. However, this guideline is not a condition or restriction and does not present a risk of forfeiture with respect to any stock option or restricted stock award made to an executive officer under the LTEIP.

The Company also has a written policy prohibiting its executive officers from engaging in short sales or in hedging against a possible decrease in the market value of FMC stock granted to the executive under the LTEIP or otherwise held, directly or indirectly, by the executive officer. A primary purpose of the hedging prohibition is to avoid reducing the executive’s incentive to seek to improve the Company’s performance.

The Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “ESPP”) is a form of equity-based compensation that is available to nearly all of the employees of FMC and its subsidiaries, including the NEOs. The ESPP is a Code §423 employee stock purchase plan that was approved by the shareholders at the 2009 Annual Meeting. It provides an attractive vehicle for participants to acquire the Company’s stock, thus further aligning their interests with those of other shareholders. Participants may elect under the Plan, prior to each three month offering period corresponding to the calendar quarters, to purchase shares of FMC stock at a price equal to 85% of the average of the closing prices for the stock on each trading day during the offering period, as reported by NASDAQ.

NEOs Hardwick and Stewart participated in the ESPP during 2013. Mr. Hardwick participated during the first three offering periods in 2013, purchasing 217 shares, 175 shares and 157 shares, respectively, for those periods. Mr. Stewart participated during all four of the 2013 offering periods, purchasing 82 shares, 65 shares, 69 shares and 53 shares, respectively, for those periods. The purchase prices for the shares for the four offering periods were $12.92, $13.70, $15.26 and $17.03 per share, respectively.

The Retirement Pension Plan

The Retirement Pension Plan (the “Pension Plan”) is a qualified Code §401(a) defined benefit pension plan that the Company “froze” in 2005. Only a few “grandfathered” participants - those who had attained age 55 and earned at least 10 years of credited service on March 1, 2005 - continued to accrue benefits under the Pension Plan after that date. No new participants were added after that date. The Pension Plan pays benefits at retirement to participating employees, computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are offered) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years. Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts. The benefits payable under the Pension Plan at age 65 to the participants whose benefits were frozen are determined under the formula described above, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.

Of the NEOs, only Mr. Hardwick and Mr. Connors have participated in the Pension Plan, but they ceased accruing benefits and their accrued benefits were frozen as of March 1, 2005, because they had not attained the age and earned the credited service necessary to make them eligible for “grandfathering.” As the Pension Benefits table on page 33 shows, the present value of Mr. Hardwick’s accumulated benefits as of December 31, 2013 was $37,187, and the present value of Mr. Connors’ accumulated benefits as of December 31, 2013 was $93,612. Assuming their employment continues to age 65, Mr. Hardwick’s and Mr. Connors’ annual benefits under the plan, payable as a straight-life annuity, would be approximately $8,594 and $7,895, respectively.

The Retirement and Income Savings Plan

The Retirement and Income Savings Plan (the “§401(k) Plan”) is a qualified Code §401(k) defined contribution retirement plan, under which participating employees of the Company and its subsidiaries that adopt the Plan may save for their retirement by making pre-tax and Roth after-tax contributions up to the lesser of the statutory limits and the limits set forth in the §401(k) Plan. The Company makes matching contributions to the Plan on behalf of participants who make pre-tax and/or Roth after-tax contributions. Participants who have been continuously employed by FMC since prior to January 1, 2010 receive additional employer contributions. These additional contributions were service-weighted before January 1, 2013.

For 2013, the Company matched a participant’s pre-tax and Roth after-tax §401(k) Plan contributions at the rate of 100% of such contributions up to 3% of the participant’s compensation, plus 50% of such contributions to the extent they exceeded 3% but did not exceed 6% of the participant’s compensation (defined as W-2 compensation plus certain voluntary pre-tax contributions, up to the Code §401(a)(17) maximum, which is $255,000 for 2013 and $260,000 for 2014). Thus, the maximum matching employer contribution for 2013 was generally 4½% of pay (less if the participant’s compensation exceeded the Code §401(a)(17) maximum). The Company made additional contributions under the §401(k) Plan for 2013 on behalf of eligible participants, equal to 2% of the participant’s compensation (as defined above); however, employees hired or rehired on or after January 1, 2010 were not eligible to receive these additional contributions.

For 2012 and earlier years, the Company matched a participant’s pre-tax §401(k) Plan contributions (Roth after-tax §401(k) Plan contributions were not permitted) at the rate of 50% of such contributions up to 6% of the participant’s compensation (as defined above). Thus, the maximum matching employer contributions for 2012 and earlier years was generally 3% of pay (less if the participant’s compensation exceeded the Code §401(a)(17) maximum). Prior to 2013, the Company made additional, service-weighted, contributions under the §401(k) Plan on behalf of eligible participants, from 2% to 7% of the participant’s compensation (as defined above) based on their years of service. These additional service-weighted contributions were as follows: 2% for 0-4 years of service; 3% for 5-9 years of service; 4% for 10-14 years of service; 5% for 15-19 years of service; 6% for 20-24 years of service; and 7% for 25 or more years of service. Employees hired or rehired on or after January 1, 2010 were not eligible to receive these additional contributions under the §401(k) Plan.

All pre-tax and Roth after-tax Plan contributions under the §401(k) Plan are fully vested, while participants become vested in employer matching contributions and additional employer contributions, if any, at the rate of 20% for each year of service. Participants become 100% vested in their employer matching contributions and additional employer contributions, if any, in the event of their death, disability (as defined in the Plan), or satisfaction of any of the Plan’s retirement requirements.

For 2013, the Company made matching contributions and additional contributions on behalf of each of the NEOs under the §401(k) Plan. The amounts of the matching and additional contributions were the same for each of the NEOs - $11,475 and $5,100, respectively. These contributions are included in the column headed “All Other Compensation” in the Summary Compensation Table on page 29.

The Defined Contribution Supplemental Executive Retirement Plan

FMC established the Defined Contribution Supplemental Executive Retirement Plan (the “SERP”), a nonqualified retirement plan, in 2006. The SERP provides additional retirement benefits to executives designated by the Compensation and Human Resources Committee whose benefits under the §401(k) Plan are restricted due to the annual compensation limit under §401(a)(17) of the Code ($255,000 for 2013 and $260,000 for 2014). Mr. Rechin is presently the only participant in the SERP. The Company contributes 12% of Mr. Rechin’s annual compensation, including his base salary and his cash incentive pay, to the SERP. The Committee established this percentage after consulting with Mercer Human Resource Consulting (“Mercer”), which assisted the Committee in designing the Plan. If Mr. Rechin continues to be employed by the Company until age 65, this contribution would provide an income replacement ratio of approximately 35%, based on a 7% return on the Plan’s investments. Mercer advised the Committee that this income replacement ratio would provide retirement benefits to Mr. Rechin that are comparable to those paid to executives holding similar positions at peer companies in the banking industry. Mr. Rechin’s benefit under the SERP is subject to a five year “cliff” vesting provision. He is not permitted to make employee contributions. As the Nonqualified Deferred Compensation table on page 35 shows, the Company’s contribution to the SERP for 2013 on behalf of Mr. Rechin was $98,680.

The 2011 Executive Deferred Compensation Plan

FMC established the 2011 Executive Deferred Compensation Plan (the “EDCP”), a nonqualified deferred compensation plan, in 2011. The EDCP gives the Compensation and Human Resources Committee the authority to designate eligible participants in the EDCP (which the Committee has delegated to Mr. Rechin, subject to annual review by the Committee of the list of participants) who are given the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the EDCP) in excess of the maximum annual salary deferrals permitted under the §401(k) Plan. The maximum deferral under the §401(k) Plan for both 2013 and 2014 was $17,500, plus maximum “catch up” contributions for both years of $5,500 to participants over age 50. The maximum amount that a participant can defer under the EDCP is 75% of compensation, less any amounts deferred under the §401(k) Plan. FMC may also match participant deferrals at the rate of 50% of the deferrals up to a maximum of 6% of compensation (using the §401(k) Plan definition without the Code §401(a)(17) limit), and it may also make supplemental contributions. The Company also credits a participant’s account under the EDCP with nonelective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan. Deferrals and nonelective contributions are 100% vested at all times, while matching contributions vest after five years and supplemental contributions after three years or, if earlier, upon the participant’s death, disability, or attainment of normal retirement age (age 65 with five years of participation in the §401(k) Plan). As the Nonqualified Deferred Compensation table on page 35 shows, NEOs Hardwick, Stewart and Connors participated in the EDCP in 2013. They deferred compensation in the amounts of $14,257, $2,814 and $25,400, respectively, in 2013.

The Change of Control Agreements

FMC has change of control agreements with the NEOs and certain other senior management employees because it believes these agreements promote the interests of the Company and its shareholders by providing them a financial incentive to remain with the Company and continue to act in FMC’s and our shareholders’ best interests in the event of a proposed acquisition or change of control situation in which they might otherwise decide to leave due to the uncertainties of their own circumstances. The change of control agreements are “double trigger” agreements, meaning that severance benefits are payable to the NEO only if: (1) a change of control occurs; and (2) the NEO’s employment is terminated or constructively terminated following the change of control. The agreements provide that this termination must occur within 24 months following the change of control in order for the agreement to apply and benefits to be payable. No benefits are payable in the event of the NEO’s voluntary retirement, death or disability, or if his or her employment is terminated for cause. The definitions of “change of control” and “constructive termination” are set forth on page 35, under Termination of Employment and Change of Control Arrangements. The agreements also contain a definition of “cause” for termination. Payments under the change of control agreements are determined as a multiple of the sum of the NEO’s annual base salary at the time of receiving notice of termination and the NEO’s largest annual cash incentive payment under the SMICP during the two years preceding the date of termination. For 2013, this multiple was 2.99 for Mr. Rechin, Mr. Hardwick and Mr. Stewart, and 1.50 for Mr. Connors and Mr. Martin.

The change of control agreements cover relatively few employees and represent a relatively small percentage of FMC’s market capitalization; therefore, the Compensation and Human Resources Committee and the Board do not believe that their existence would discourage any proposed acquisition of the Company. The agreements were not executed in response to an effort to acquire control of the Company, and the Board is not aware of any such effort.

Except for the change of control agreements, the Company does not have employment or other severance agreements with any of the NEOs. Under Indiana law, the NEOs are deemed to be “at will” employees.

SUMMARY COMPENSATION TABLE

The following table provides information concerning the NEOs’ 2011, 2012 and 2013 compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compensation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Michael C. Rechin	2011	$359,692	$147,200	—	$64,590	—	$69,490	$640,972
President and Chief	2012	372,500	179,804	$51,374	259,819	—	111,832	975,329
Executive Officer	2013	385,601	153,200	26,600	208,225	—	134,931	908,557

Mark K. Hardwick	2011	259,692	101,200	—	41,553	$10,787	17,351	430,583
Executive Vice President	2012	269,936	135,138	28,970	169,000	8,431	25,988	637,463
and Chief Financial Officer	2013	282,935	122,560	10,640	135,809	—	22,306	574,250

Michael J. Stewart	2011	254,692	101,200	—	40,760	—	12,530	409,182
Executive Vice President	2012	266,369	133,431	28,970	165,149	—	33,254	627,173
and Chief Banking Officer	2013	276,192	122,560	10,640	132,572	—	32,750	574,714

John J. Martin	2011	188,442	36,800	3,108	64,221	—	10,988	303,559
Executive Vice President and	2012	197,981	63,728	—	89,721	—	16,383	367,813
Chief Credit Officer	2013	216,154	84,260	—	83,976	—	19,410	403,800

Robert R. Connors	2011	202,423	18,400	6,838	69,182	12,901	14,808	324,552
Senior Vice President and	2012	206,433	25,605	—	87,816	9,387	20,918	350,159
Chief Information Officer	2013	211,016	22,980	—	70,268	—	18,260	322,524

(1)
A discussion of the assumptions used in calculating these values is contained in Note 20 to the 2013 audited financial statements, on page 86 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The amounts shown in the Nonequity Incentive Plan Compensation column are payments under the Senior Management Incentive Compensation Program for performance in the years indicated, which the NEOs received in February of the following year. None of the NEOs received a bonus for 2011, 2012 or 2013 except under this Program.

(3)
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Hardwick and Mr. Connors are the changes in the actuarial present value of their frozen benefits under the Pension Plan for the years indicated. The present values of Mr. Hardwick’s and Mr. Connors’ benefits decreased by $8,388 and $3,689, respectively, in 2013; however, SEC rules require that these amounts be shown as $0 in the Summary Compensation Table. Mr. Rechin, Mr. Stewart and Mr. Martin have not participated in any Company-sponsored defined benefit plan or other actuarial pension plan. No NEO received above-market or preferential earnings on deferred compensation for 2011, 2012 or 2013.

(4) The amounts shown in the All Other Compensation column include the following for the years indicated:
Mr. Rechin
§401(k) Plan FMC matching contributions of $7,350 (2011), $7,500 (2012) and $11,475 (2013)
Additional §401(k) Plan FMC contributions of $7,350 (2011), $7,500 (2012) and $5,100 (2013)
FMC contributions to the SERP of $54,376 (2011), $81,664 (2012) and $98,680 (2013)
Perquisites (personal use of a Company car and payment of country club dues) with a total value of $10,182 (2012) and $11,861 (2013)
Mr. Hardwick
§401(k) Plan FMC matching contributions of $7,350 (2011), $7,500 (2012) and $11,475 (2013)
Additional §401(k) Plan FMC contributions of $9,800 (2011), $12,500 (2012) and $5,100 (2013)
FMC contributions to the EDCP of $2,508 (2012)

Mr. Stewart
§401(k) Plan FMC matching contributions of $7,350 (2011), $7,500 (2012) and $11,475 (2013)
Additional §401(k) Plan FMC contributions of $4,900 (2011), $7,500 (2012) and $5,100 (2013)
FMC contributions to the EDCP of $2,444 (2012)
Perquisites (personal use of a Company car and payment of country club dues) with a total value of $12,353 (2012) and $10,472 (2013)
Mr. Martin
§401(k) Plan FMC matching contributions of $6,564 (2011), $7,500 (2012) and $11,475 (2013)
Additional §401(k) Plan FMC contributions of $4,376 (2011), $7,500 (2012) and $5,100 (2013)
Mr. Connors
§401(k) Plan FMC matching contributions of $7,098 (2011), $7,500 (2012) and $11,475 (2013)
Additional §401(k) Plan FMC contributions of $7,098 (2011), $10,000 (2012) and $5,100 (2013)
FMC contributions to the EDCP of $1,977 (2012)

Except as listed in this footnote (4), the perquisites received by the NEOs for 2011, 2012 and 2013 had total values of less than $10,000, so they are not reportable in the Summary Compensation Table under Item 402(c)(2)(ix) of SEC Regulation S-K. In addition to the identified items, the amounts shown in the All Other Compensation column include the dollar value of life insurance premiums and the reinvested dividends on restricted stock awards paid to or for the benefit of each of the NEOs for 2011, 2012 and 2013.

The Company does not have employment agreements with any of the NEOs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning all of the grants of plan-based awards made to the NEOs for 2013. The nonequity incentive plan awards were made under the Senior Management Incentive Compensation Program (the “SMICP”), and the stock and option awards were made under the Long-term Equity Incentive Plan (the “LTEIP”). The SMICP and the LTEIP are described in the Compensation Discussion and Analysis, on pages 23-26.

Grants of Plan-Based Awards for 2013

		Estimated future payouts under non-equity incentive plan awards(1)			All other Stock Awards; Number of Shares of Stock or Units	All other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum

Michael C. Rechin	--	$0	$173,520	$347,041
	2/19/13				10,000			$153,200
	2/19/13					5,000	$15.32	26,600

Mark K. Hardwick	--	0	113,174	226,348
	2/19/13				8000			122,560
	2/19/13					2,000	15.32	10,640

Michael J. Stewart	--	0	110,477	220,954
	2/19/13				8,000			122,560
	2/19/13					2,000	15.32	10,640

John J. Martin	--	0	75,654	139,960
	2/19/13				5,500			84,260

Robert R. Connors	--	0	63,305	117,114
	2/19/13				1,500			22,980

(1)	The amounts shown in the Estimated Future Payouts under Nonequity Incentive Plan Awards column are the range of payouts to the NEOs for targeted performance for 2013 under the SMICP. The payments made to the NEOs for 2013 performance under the SMICP are shown in the Nonequity Incentive Plan Compensation column of the Summary Compensation Table on page 29.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning unexercised stock options, stock awards that have not vested, and equity incentive plan awards for each of the NEOs outstanding as of the end of the Company’s 2013 fiscal year.

Outstanding Equity Awards at End of 2013 Fiscal Year

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options(1)(Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested

Michael C. Rechin	10,000		$25.90	11/21/2015	42,542	$966,554
	8,000		25.14	2/10/2016
	12,000		26.31	2/8/2017
	15,000		28.25	2/27/2018
	20,000		11.14	2/24/2019
		13,300	11.38	2/23/2022
		5,000	15.32	2/19/2023

Mark K. Hardwick	6,000		25.60	7/1/2014	31,414	713,726
	10,000		26.70	9/1/2015
	7,000		25.14	2/10/2016
	8,000		26.31	2/8/2017
	8,000		28.25	2/27/2018
	8,000		11.14	2/24/2019
		7,500	11.38	2/23/2022
		2,000	15.32	2/19/2023

Michael J. Stewart	6,000		25.44	1/29/2018	31,262	710,273
	8,000		11.14	2/24/2019
		7,500	11.38	2/23/2022
		2,000	15.32	2/19/2023

John J. Martin	2,000		11.14	2/24/2019	15,345	348,638
	2,000		5.89	2/25/2020
	1,000		9.20	2/11/2021

Robert R. Connors	6,000		25.60	7/1/2014	5,850	132,912
	8,000		26.70	9/1/2015
	4,000		25.14	2/10/2016
	4,500		26.31	2/8/2017
	3,000		11.14	2/24/2019
	2,000		9.20	2/11/2021

(1)	The vesting dates of the option awards that had not vested at the end of the 2013 fiscal year are as follows:
Mr. Rechin
Option to purchase 13,300 shares vested on February 23, 2014
Option to purchase 5,000 shares vests on February 19, 2015
Mr. Hardwick
Option to purchase 7,500 shares vested on February 23, 2014
Option to purchase 2,000 shares vests on February 19, 2015
Mr. Stewart
Option to purchase 7,500 shares vested on February 23, 2014
Option to purchase 2,000 shares vests on February 19, 2015

(2)	The vesting dates of the stock awards that had not vested at the end of the 2013 fiscal year are as follows:
Mr. Rechin
16,363 shares vested on February 11, 2014
16,079 shares will vest on February 23, 2015
10,100 shares will vest on February 19, 2016
Mr. Hardwick
11,249 shares vested on February 11, 2014
12,085 shares will vest on February 23, 2015
8,080 shares will vest on February 19, 2016
Mr. Stewart
11,249 shares vested on February 11, 2014
11,932 shares will vest on February 23, 2015
8,080 shares will vest on February 19, 2016
Mr. Martin
4,091 shares vested on February 11, 2014
5,699 shares will vest on February 23, 2015
5,555 shares will vest on February 19, 2016
Mr. Connors
2,045 shares vested on February 11, 2014
2,290 shares will vest on February 23, 2015
1,515 shares will vest on February 19, 2016

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock and restricted stock units, during FMC’s 2013 fiscal year for each of the NEOs.

Option Exercises and Stock Vested During 2013

Name	Option awards		Stock awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael C. Rechin	—	—	15,264	$226,060
Mark K. Hardwick	—	—	10,176	150,707
Michael J. Stewart	—	—	10,176	150,707
John J. Martin	—	—	3,053	45,215
Robert R. Connors	—	—	4,274	63,298

(1)	The value realized on vesting was computed by multiplying the number of shares that vested by the market value of the shares - $14.81/share - on the vesting date, February 25, 2013.

PENSION BENEFITS

The Company has a tax-qualified defined benefit pension plan, the First Merchants Corporation Retirement Pension Plan (the “Pension Plan”), that was frozen, effective March 1, 2005, for participants who had not yet attained age 55 and been credited with 10 or more years of vesting service as of that date. The Pension Plan pays monthly retirement benefits to eligible employees following their normal or early retirement. The benefits, computed as a straight-life annuity are based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both times years of service to a maximum of 25 years. In addition to a straight-life annuity, other forms of actuarially-equivalent benefits are available under the plan.

The Pension Plan participants’ accrued benefits all became vested when the plan was frozen; however, the participants no longer accrue benefits under the plan. Employees who were not participating in the Pension Plan as of the date it was frozen are not eligible to participate. The benefits payable under the plan at age 65, the normal retirement age under the plan, to participants whose benefits were frozen are determined under the formula described in the immediately preceding paragraph, based on their average final compensation as of March 1, 2005, times a fraction which has a numerator equal to the participant’s years of credited service as of March 1, 2005 and a denominator equal to the participant’s years of credited service projected to age 65.

The Pension Plan provides that a participant may retire early upon attaining age 55 and accruing 10 years of vesting service. Following early retirement, a participant may elect to be paid either: (i) the full amount of the benefit the participant had accrued as of the early retirement date, commencing when he or she attains age 65; or (ii) a reduced benefit, commencing when the participant retires or any month thereafter. If the participant chooses the reduced benefit, his or her monthly benefit will be reduced by 5/24% per month for each of the first 60 months and 5/12% per month for each of the next 60 months by which the date the benefit commences precedes the participant’s 65th birthday.

Of the NEOs, Mr. Rechin, Mr. Stewart and Mr. Martin were not participants in the Pension Plan on March 1, 2005. Mr. Hardwick and Mr. Connors were among the participants whose benefits were frozen on March 1, 2005, based on their attained age and amount of credited service as of that date. Mr. Connors has attained age 55 and accrued 10 years of vesting service under the Pension Plan, and he is eligible to retire early if he so chooses.

The following table provides information concerning the Pension Plan with respect to each of the NEOs as of December 31, 2013. The assumptions used in calculating the present value of accumulated benefits are discussed in Note 21 to FMC’s 2013 audited financial statements, on page 88 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2013.
Pension Benefits

Name	Plan name	Number of years credited service (1)	Present value of accumulated benefit	Payments during last fiscal year
Michael C. Rechin	N/A	N/A	N/A	N/A
Mark K. Hardwick	Pension Plan	7.32	$37,187	—
Michael J. Stewart	N/A	N/A	N/A	N/A
John J. Martin	N/A	N/A	N/A	N/A
Robert R. Connors	Pension Plan	2.50	93,612	—

(1)
Mr. Rechin, Mr. Stewart and Mr. Martin are not eligible to participate in the Pension Plan. Mr. Hardwick’s and Mr. Connors’ benefits under the plan were frozen, effective March 1, 2005. Their years of credited service under the plan were one fewer than their number of actual years of service with the Company when the Plan was frozen.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company has two nonqualified deferred compensation plans - the First Merchants Corporation Defined Contribution Supplemental Executive Retirement Plan (the “SERP”), established in 2006, and the First Merchants Corporation 2011 Executive Deferred Compensation Plan (the “EDCP”), established in 2011. The plans are operated in compliance with Code §409A.

The SERP

The SERP provides additional retirement benefits to key executive employees designated by the Compensation and Human Resources Committee whose benefits under the Retirement and Income Savings Plan (the “§401(k) Plan”) are restricted due to the annual compensation limit for qualified plans under §401(a)(17) of the Code ($250,000 for 2012, $255,000 for 2013, and $260,000 for 2014). Mr. Rechin is currently the only participant in the SERP.

Under the SERP, the Company annually credits a percentage, as determined by the Compensation and Human Resources Committee, of a participant’s compensation (basically, salary plus nonequity incentive pay) for the plan year to a deferred benefit account established for the participant. To be eligible for such a credit, a participant must have made contributions to the §401(k) Plan sufficient to be entitled to receive the maximum matching employer contributions for the year. Participants may not make contributions to their accounts under the SERP.

A participant’s interest in his or her deferred benefit account under the SERP vests upon the earliest of the participant’s death, disability, involuntary termination (except for cause), a change of control of the Company (as defined in the change of control agreements), or after five years of participation in the plan. The account balance, adjusted for investment gain or loss, is payable in 36 monthly installments following the participant’s death, disability or separation from service (the initial payment is delayed six months and made retroactively if made on account of the participant’s separation from service).

The SERP is unfunded, and benefits payable under the plan depend solely on the unsecured promise of the Company. FMC has established a “rabbi” trust (“Trust”), with the First Merchants Trust Company division of its subsidiary, First Merchants Bank, N. A., as the trustee. FMC makes annual contributions to the Trust to help pay its liabilities under the SERP. However, the SERP participants have no preferred claim on, or any beneficial ownership interest in, the assets of the Trust. The Company may make investment options available to a participant but is under no obligation to invest its contributions according to the option selected. The actual investment returns for a participant’s account may differ from the returns on the investments requested by the participant. A participant may request changes in the investment options daily, by submitting written investment allocation requests to the trustee.

The EDCP

The EDCP gives eligible salaried employees the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the plan) in excess of the maximum annual deferrals permitted under the §401(k) Plan. The maximum deferral under the §401(k) Plan was $17,000 for 2012 and $17,500 for 2013 and 2014. Participants over age 50 could also make “catch up” contributions of up to $5,500 for all three years. The EDCP provides that eligible participants are to be designated by the Compensation and Human Resources Committee. However, the Committee has delegated this authority to Mr. Rechin, subject to annual review by the Committee of the list of participants and the benefits provided under the plan to ensure compliance with the provisions of the plan and applicable laws and regulations. Of the NEOs, Mr. Hardwick, Mr. Stewart and Mr. Connors are currently participating in the EDCP.

The maximum amount that a participant can defer under the EDCP is 75% of his or her compensation, less any amounts deferred under the §401(k) Plan. FMC may also credit matching contributions to a participant’s account equal to 50% of the participant’s deferrals up to 6% of compensation, and it may credit a participant’s account with supplemental contributions. In addition, the Company will credit a participant’s account with nonelective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan.

Deferrals and nonelective contributions under the EDCP are 100% vested at all times, while matching contributions vest after five years, and supplemental contributions vest after three years. All amounts credited to a participant’s account vest upon the participant’s death, disability, or attainment of normal retirement age (age 65 with five years of participation in the §401(k) Plan). The terms “deferrals” and “contributions” in the EDCP are for ease of reference; they are actually only credits to participants’ accounts under the plan. A participant may designate the date account balances will be distributed, or commence to be distributed, under the EDCP (so long as the date is at least two years following the beginning of the plan year for which the first deferral under the plan is made), and whether distribution will be made in a lump sum or installments. If a participant dies, becomes disabled, or experiences an unforeseeable emergency (as defined in the EDCP), his or her benefit will be distributable in a lump sum within 90 days of the event. In the event of a change of control (as defined in the regulations under Code Section 409A), a participant’s benefit will be distributed in a lump sum on the date of the change of control. If a participant doesn’t specify a distribution date, his or her account balance will be distributed within 90 days after the participant’s separation from service (the initial payment to certain key executives, including the NEOs, is delayed six months and made retroactively if made on account of the participant’s separation from service).

The EDCP is unfunded, and benefits payable under the EDCP depend solely on the unsecured promise of the Company. To help pay its liabilities under the EDCP, the Company makes contributions to the same “rabbi” trust it established to help pay its liabilities under the SERP. The EDCP participants have no preferred claim on, or any beneficial ownership interest in, the assets of the Trust. Investment options are made available to participants and investment returns for participants’ accounts are determined on the same basis as described for the SERP in the immediately preceding paragraph.

The following table shows the dollar amounts of contributions, earnings, withdrawals, distributions and the aggregate balances of the NEOs’ deferred benefit accounts under the SERP and/or the EDCP as of December 31, 2013.

Nonqualified Deferred Compensation in 2013

Name	Plan name(1)	Executive Contributions in Last Fiscal year(2)	Company's contributions in last fiscal year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Michael C. Rechin	SERP	—	$98,680	$63,523	—	$430,017

Mark K. Hardwick	EDCP	$14,257	—	3,464	—	20,230

Michael J. Stewart	EDCP	2,814	—	(21)	—	8,964

John J. Martin	EDCP	—	—	—	—	—

Robert R. Connors	EDCP	25,400	—	5,114	—	32,579

(1)	The “SERP” is the First Merchants Corporation Defined Contribution Supplemental Executive Retirement Plan; and the “EDCP” is the First Merchants Corporation 2011 Executive Deferred Compensation Plan.

(2)
Mr. Rechin is currently the only participant in the SERP. The amount credited to his deferred benefit account for 2013 (but paid in early 2014) is shown in the Company contributions in last fiscal year column and is equal to 12% of his compensation. This amount is also reported as compensation to Mr. Rechin in the Summary Compensation Table on page 29, in the column headed “All Other Compensation.” NEOs Hardwick, Stewart and Connors participated in the EDCP in 2013. They deferred the amounts shown in the Executive contributions in last fiscal year column. The EDCP also has other participants.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

The Company does not have an employment or severance agreement with any of the NEOs.

FMC has a “double trigger” change of control agreement with each of the NEOs that, in general, would provide for a severance payment to the NEO in the event of a change of control of the Company that is followed by a termination or constructive termination of the NEO’s employment within 24 months after the change of control. A "constructive termination" means a significant reduction in duties, compensation or benefits or a relocation of the NEO’s office outside the area described in the agreement, unless agreed to by the NEO. However, no payment would be made if the termination was for cause (as defined in the change of control agreement) or because of the NEO’s death, disability or voluntary retirement, or if the NEO voluntarily terminated employment unless due to constructive termination. A "change of control" is defined as an acquisition by any person of 25% or more of FMC’s voting shares, a change in the makeup of a majority of the Board over a 24‑month period, a merger of FMC in which the shareholders before the merger own 50% or less of the Company’s voting shares after the merger, or approval by FMC’s shareholders of a plan of complete liquidation of FMC or an agreement to sell or dispose of substantially all of the Company’s assets.

If the two triggering events occur, the agreement provides that the NEO would be entitled, in addition to base salary and incentive compensation accrued through the date of termination, to payment from the Company, or its successor in the event of a purchase, merger or consolidation, of a lump sum severance payment in an amount determined by multiplying the sum of the NEO’s annual base salary as in effect on the date the NEO receives notice of termination and the NEO’s largest bonus under the SMICP during the two years preceding the date of termination, by 299% for Mr. Rechin, Mr. Hardwick and Mr. Stewart, and by 150% for Mr. Connors and Mr. Martin. In such event, the NEO’s outstanding stock options would be cancelled; and, in lieu thereof, the NEO would receive a lump sum amount equal to the bargain element value of these options, if any. The restrictions on any shares of restricted stock held by the NEO when the two triggering events occurred would also lapse, and the NEO’s unvested benefits under the SERP would vest. The NEO would also be entitled to outplacement services, reasonable legal fees and expenses incurred as a result of the termination, and life, disability, accident and health insurance coverage until the earlier of two years following the date of termination or the NEO’s 65th birthday. The insurance coverage would be similar to what the NEO was receiving immediately prior to the notice of termination, and the Company would pay the same percentage of the cost of such coverage as it was paying on the NEO’s behalf on the date of such notice.

The change of control agreements were not entered into in response to any effort to acquire control of the Company, and the Board is not aware of any such effort.

The following table shows the lump sum severance payment amounts that would have been payable to each of the NEOs under the change of control agreements if both of the triggering events had occurred on December 31, 2013, the bargain element values of their outstanding stock options on that date, and the estimated values of their life, disability, accident and health insurance coverages for two years following that date.

Change of Control Agreements

Name	Multiplier	Severance Benefit Amount	Bargain Element Values of Outstanding Stock Options	Estimated Values of Insurance Coverages for Two years
Michael C. Rechin	299%	$1,929,806	$419,422	$30,774
Mark K. Hardwick	299%	1,351,286	192,490	30,774
Michael J. Stewart	299%	1,319,610	192,490	30,774
John J. Martin	150%	458,813	70,340	27,825
Robert R. Connors	150%	448,248	61,780	10,258

VOTING ITEM 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Rule 14A-21(a) under the Securities Exchange Act of 1934, the Company annually includes, in association with its Annual Meeting, a separate resolution subject to shareholder advisory vote to approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in the proxy statement.

Our executive compensation policies and programs are designed to link the interests of the NEOs and our shareholders by aligning the NEOs’ pay and other financial incentives with the Company’s and their own individual long-term and short-term performance and by increasing their ownership of the Company’s stock. The material elements of these programs are discussed in the Compensation Discussion and Analysis.

At the 2013 Annual Meeting, shareholders voted 98.26% of the shares to approve the NEOs’ compensation. Only 1.24% of the shares were voted against approval, and 0.50% of the shares abstained. The Board and the Compensation and Human Resources Committee considered these results and have concluded that the shareholders support a continuation of the Company’s existing executive compensation policies and programs. The Committee did not make any significant changes in 2013 to the previous year’s policies and programs.

We are again asking our shareholders to approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed and discussed in the Compensation Discussion and Analysis, the compensation tables, and related material in Section VI of this proxy statement, entitled “Compensation of Executive Officers,” on pages 19-36. Shareholders are encouraged to consider this information prior to voting on the resolution. While this vote is nonbinding, the Board and the Compensation and Human Resources Committee value shareholder opinion as expressed through this vote and will consider it when deciding whether to continue the existing executive compensation philosophy and programs or to make significant changes in the future.

After the upcoming vote in association with the 2014 Annual Meeting, the next following shareholder advisory vote to approve the compensation of the Company’s NEOs will occur in association with the 2015 Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE SHAREHOLDERS APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS,” THE COMPENSATION TABLES AND ANY RELATED MATERIAL IN THE PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS.

VII. COMPENSATION OF DIRECTORS

The nonemployee directors, other than Mr. Halderman, were paid retainers of $60,000 for their services as directors during 2013. Mr. Halderman became a director during the fourth quarter of 2013, and he was paid a retainer of $15,000 for his services as a director during that quarter. The directors did not receive additional compensation for meeting attendance or committee service, except as noted below. As an FMC employee, Mr. Rechin did not receive separate compensation for his services as a director during 2013.

Mr. Schalliol also received $35,000 for his services as the Chairman of the Board in 2013. The following directors additional compensation for chairing Board committees: Mr. Sherman received $10,000 for his services as the Chairman of the Audit Committee; and Mr. Walker and Ms. Wojtowicz received $5,000 each for their services as the Chairmen of the Nominating and Governance Committee and the Risk and Credit Policy Committee, respectively. Mr. Schalliol did not receive additional compensation for his services as the Chairman of the Compensation and Human Resources Committee. Each of the members of the Risk and Credit Policy Committee - Ms. Wojtowicz, Mr. Schalliol and Mr. Walker - received additional compensation in the amount of $5,000 due to the additional time and responsibilities involved in serving on that Committee.

The nonemployee directors’ compensation is governed by the provisions of the Equity Compensation Plan for Nonemployee Directors. Under that Plan, the directors are paid compensation quarterly in arrears on the last business day of each calendar quarter, one-half in cash and one-half in restricted shares of FMC common stock. The number of restricted shares issued to each director is based on the fair market value of the shares (the closing price as reported by NASDAQ) on the date of payment.

The restricted shares issued to the directors are nontransferable until the restrictions lapse. The restrictions lapse on the earliest of the following dates: (i) the third anniversary of the date the shares were issued if the director has served continuously as a director since the shares were issued; (ii) the date the director retires as a director after having attained age 55; (iii) the date of the director’s death or total and permanent disability (as defined in Code §22(e)(3)); or (iv) the date of a change of control, as defined in the Long Term Equity Incentive Plan (the “LTEIP”). If a director’s service as a director ends before the restrictions lapse, the shares subject to the restrictions are forfeited. A director is deemed to be the beneficial owner of the restricted shares unless and until they are forfeited. As the beneficial owner, the director has all rights of beneficial ownership in the shares including the right to vote and receive all dividends and other distributions with respect to the shares.

The nonemployee directors may elect to defer all or part of their fees until a future date under the Directors’ Deferred Compensation Plan. The Plan provides that participants’ deferred fees will be credited quarterly to an account in their name. Cash fees will be credited with earnings equal to the greater of the Fed Funds Rate or the five-year Treasury Interest Rate on the first business day of the applicable quarter (but not more than 120% of the Applicable Long Term Federal Rate for monthly compounding), and fees payable in restricted shares will be credited with earnings equal to the dividends paid on an equivalent number of shares of FMC common stock for the period of time the fees are deferred. The Company has established a “rabbi trust” to which it may make contributions to provide a source of funds to meet its liabilities under the Plan; however, the Company’s obligations under the Plan are an unsecured, unfunded promise to pay benefits to the participants in accordance with the Plan’s provisions. None of the directors elected to defer any of their fees under this Plan during 2013,

The LTEIP provides that a nonemployee director who is serving as a director on July 1 of any year the LTEIP is in effect will automatically be granted an option to purchase 1,500 shares of FMC common stock at an option price equal to the market price at the close of business on that date. Mr. Halderman is the only nonemployee director who was not serving as a director on July 1, 2013. Each of the other nonemployee directors was granted an option to purchase 1,500 shares of FMC common stock on July 1, 2013 at a price of $17.29 per share.

The Board has adopted a guideline providing that all nonemployee directors should acquire and hold shares of FMC common stock equal in value to at least three times their total annual compensation as directors while serving on the Board. Directors are expected to meet this guideline as soon as reasonably possible, taking into account the director’s relevant financial and other circumstances, but in any event within six years after the director is first elected to the Board. All of the current directors have met this guideline or are on course to do so within this period.

The following table contains information concerning the compensation paid to the nonemployee directors for their services as directors in 2013.

Director Compensation for 2013 Fiscal Year

Name	Fees Earned or paid in cash	Stock awards(1)(2)	Option awards(1)(2)	All other compensation(3)	Total

Michael R. Becher	$30,033	$29,966	$9,006	$331	$69,336
Roderick English	30,033	29,966	9,006	1,102	70,107
Jo Ann M. Gora	30,033	29,966	9,006	1,102	70,107
F. Howard Halderman(4)(5)	7,502	7,498	—	—	15,000
William L. Hoy(4)	30,033	29,966	9,006	1,102	70,107
Gary J. Lehman(4)	30,033	29,966	9,006	738	69,743
Charles E. Schalliol	50,023	49,976	9,006	2,177	111,182
Patrick A. Sherman	35,031	34,969	9,006	1,275	80,281
Terry L. Walker	35,031	34,969	9,006	1,320	80,326
Jean L. Wojtowicz	35,031	34,969	9,006	1,443	80,449

(1)	The grant date fair values of the quarterly restricted stock awards to the directors were as follows:

March 31, 2013	$15.47/share
June 30, 2013	17.15/share
September 30, 2013	17.33/share
December 31, 2013	22.72/share

The grant date fair value of the July 1, 2013 option award to the directors was $6.004.
A discussion of the assumptions used in calculating these values is contained in Note 21 to the 2013 audited financial statements, on page 88 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The aggregate number of stock awards that had not vested under the Equity Compensation Plan for Nonemployee Directors and the aggregate number of option awards outstanding under the LTEIP at the end of the 2013 fiscal year for each director were as follows:

	Non-Vested Stock Awards	Outstanding Option Awards
Mr. Becher	2,753	3,000
Mr. English	5,621	12,128
Dr. Gora	5,621	12,128
Mr. Halderman	330	—
Mr. Hoy	5,621	8,657
Mr. Lehman	5,016	4,500
Mr. Schalliol	10,684	12,128
Mr. Sherman	6,734	7,500
Mr. Walker	6,809	9,814
Ms. Wojtowicz	7,032	13,285

(3)
The dollar amounts shown under “All Other Compensation” represent the dividends paid during 2013 on the stock awards to the nonemployee directors under the Equity Compensation Plan for Nonemployee Directors.

(4)
In addition to their compensation for serving as FMC directors, Mr. Halderman received $7,500, Mr. Hoy received $6,500, and Mr. Lehman received $15,000 from FMC’s wholly-owned subsidiary bank, First Merchants Bank, N. A., for serving as a regional director of the Bank’s Eastern, Columbus and Lafayette Region, respectively, in 2013.

(5)	Mr. Halderman joined the Board on November 19, 2013.

VIII. TRANSACTIONS WITH RELATED PERSONS

Certain directors and executive officers of FMC and its subsidiaries and their associates are customers of and have had transactions with FMC’s wholly owned subsidiary, First Merchants Bank, N.A., from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. Except as stated in the next following paragraph, all loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Hoy and certain of his affiliated entities, Columbus Sign Company, M&B Properties and Innocom Corporation, have loans currently outstanding with First Merchants Bank, N.A. Mr. Hoy is the CEO and one-half owner of Columbus Sign, one-half owner of M&B Properties and one-third owner of Innocom. The largest aggregate amount of principal outstanding during 2013 on these loans was $1,210,871; the amount outstanding as of February 28, 2014 was $1,083,022; the amount of principal paid on these loans during 2013 was $127,849; the amount of interest paid on these loans during 2013 was $72,308; and the rate at which interest accrues on these loans is between 3.25% and 11.75%. These loans were originated in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and these loans have not experienced delinquencies in principal or interest payments. However, based on negative cash flow within the entities and depreciation of available collateral, in 2012 the Bank classified these loans as “substandard” under its loan classification system. Although the financial condition of Mr. Hoy’s companies has recently improved and the amount outstanding on these loans is approximately $100,000 less than a year earlier, the Bank has continued to classify the loans as “substandard,” subject to upgrading if this improvement in financial condition continues. The Board has determined that the loan relationships among Mr. Hoy, his affiliated entities and the Bank do not prevent Mr. Hoy from being an “independent director,” as defined in the NASDAQ listing standards.

In accordance with FMC’s Code of Business Conduct, all transactions in which the Company is or is to be a participant and the amount involved exceeds $120,000, and in which a director or executive officer of the Company, or any member of his or her immediate family, had or will have a direct or indirect material interest, will be reviewed for potential conflict of interest and must be approved by the Audit Committee. Under the standards set forth in the Code of Business Conduct, the Audit Committee will determine whether the transaction might pose an actual or apparent conflict of interest and, if so, whether the conflict would prevent the director or executive officer from complying with his or her obligation never to allow personal interests to interfere with objectivity in performing responsibilities to the Company and never to use or attempt to use a position with the Company to obtain any improper personal financial or other benefit for the director or executive officer, his or her family members, or any other person. The Audit Committee and the Board have periodically reviewed the loans to Mr. Hoy and his related entities, as described in the immediately preceding paragraph, for compliance with the Bank’s policies and procedures. The Audit Committee found one instance of noncompliance, involving Mr. Hoy’s home equity line of credit. Draws were made in December 2012 that exceeded the Bank’s collateral coverage policy for the line due to an updated appraisal that showed a reduced value for the collateral. The collateral coverage would not have been exceeded but for the new appraisal. No further draws were made on the line; however, the Bank’s maximum loan to value requirement was temporarily waived. This circumstance continued until the line of credit was later renewed. The line of credit currently meets the Bank’s credit underwriting standards.

IX. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s stock with the SEC.

Based on its records and the written representations of its directors and executive officers, FMC believes that during 2013 these persons complied with all Section 16(a) filing requirements except for the following late filings of Form

4 (Statement of Changes in Beneficial Ownership of Securities): director Becher filed a Form 4 on September 18, 2013 to report a purchase of 150 shares of FMC common stock on September 5, 2013; NEOs Hardwick and Connors filed Form 4s on February 4, 2013 to report credits of 8.367 and 11.632 shares, respectively, of FMC common stock that were credited to their accounts under the 2011 Executive Deferred Compensation Plan on January 4, 2013.

X. INDEPENDENT AUDITOR

FEES FOR PROFESSIONAL SERVICES RENDERED BY BKD, LLP

The following table shows the aggregate fees billed by BKD, LLP for audit and other services rendered to FMC for 2012 and 2013.

	2012	2013
Audit Fees	$366,500	$345,500
Audit-Related Fees	43,934	151,406
Tax Fees	88,084	81,347
All Other Fees	—	—
Total Fees	$498,518	$578,253

The “Audit Fees” were for professional services rendered for the audits of FMC’s consolidated financial statements and internal control over financial reporting, reviews of condensed consolidated financial statements included in the Company’s Forms 10-Q, and agreed-upon procedures on the Company’s electronic submission of audited financial information to the U. S. Department of Housing and Urban Development (HUD) and selected compliance testing on the Company’s major HUD-assisted programs.

The “Audit-Related Fees” were for professional services rendered for audits of FMC’s benefit plans and audit services performed in connection with the Company’s acquisition of CFS Bancorp, Inc.

The “Tax Fees” were for professional services rendered for preparation of tax returns, preparation of property tax returns, assistance with various trust tax matters and consultation on various tax matters.

All of the services related to the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for 2012 and 2013 were pre-approved by the Audit Committee in accordance with the Committee’s pre-approval policy described below.

The Audit Committee has considered whether the provision by BKD, LLP of the services covered by the fees other than the audit fees is compatible with maintaining BKD, LLP’s independence and believes that it is compatible.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a pre-approval policy, under which the Committee is required to pre-approve all audit and nonaudit services performed by FMC’s independent auditor, in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Under this policy, pre-approval is provided for 12 months from the date of pre-approval unless the Committee specifically provides for a different period. The policy is detailed as to the particular services or category of services and fee levels that are pre-approved. Unless a service or type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Committee must also approve any proposed services exceeding the pre-approved fee levels. The independent auditor is required to provide detailed back-up documentation with respect to each proposed pre-approved service at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority has been delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

VOTING ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR 2014

The Board, subject to ratification by the shareholders, has appointed BKD, LLP as FMC’s independent auditor for 2014. If the shareholders do not ratify the appointment of BKD, the Audit Committee and the Board will reconsider this appointment.

Representatives of the firm are expected to be present at the annual shareholders’ meeting. They will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE FIRM BKD, LLP AS FMC’S INDEPENDENT AUDITOR FOR 2014.
XI. SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2015 Annual Meeting of the shareholders must be received by the Secretary of the Company at its principal office by December 3, 2014, for inclusion in FMC’s 2015 proxy statement and form of proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2014 Annual Meeting that were not submitted for inclusion in this proxy statement are considered untimely unless they were received by the Secretary of the Company at its principal office by February 12, 2014. The Secretary did not receive any such shareholder proposals by that date.

The process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee is set forth in Article IV, Section 9, of FMC’s Bylaws. See the description of the process on page 14 under “Nominating and Governance Committee - Policy Regarding Consideration of Director Candidates Recommended by Shareholders.”

XII. OTHER MATTERS

Shareholders who, according to FMC’s records, share an address may receive only one Notice Regarding the Availability of Proxy Materials on the Internet, one annual report to shareholders or one set of proxy materials, unless the shareholders have provided contrary instructions. Any shareholder who received only one Notice Regarding the Availability of Proxy Materials, one annual report to shareholders or one set of proxy materials, and who wishes to receive a separate Notice, a separate annual report to shareholders or a separate set of proxy materials now or in the future, may write or call the Company’s Shareholder Services Department to request a separate Notice, a separate annual report to shareholders or a separate set of proxy materials at First Merchants Corporation, P. O. Box 792, Muncie IN 47308-0792; (800) 262-4261, extension 21522. Similarly, shareholders who share an address and who have received multiple Notices Regarding the Availability of Proxy Materials, multiple copies of the annual report to shareholders or multiple copies of proxy materials may write or call the Company’s Shareholder Services Department at the same address and telephone number to request delivery of a single Notice or a single copy of these materials in the future.

FMC will bear the cost of soliciting proxies. FMC employees may solicit proxies personally or by mail, telephone or other electronic means; however, no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any matters to be presented at the Annual Meeting of the shareholders other than the election of directors, the votes on advisory, nonbinding resolutions to approve the compensation of FMC’s named executive officers, and the ratification of the appointment of the independent auditor. If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion; however, the Secretary of the Company did not receive notice of any such matter by February 12, 2014.

By Order of the Board of Directors

David L. Ortega
Secretary

Muncie, Indiana
April 2, 2014

First Merchants Corporation
P.O. BOX 792
200 EAST JACKSON STREET
MUNCIE, IN 47305

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M67314-P46265 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST MERCHANTS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Roderick English
02) Gary J. Lehman
03) Jean L. Wojtowicz
04) F. Howard Halderman

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Proposal to approve, on an advisory basis, the compensation of First Merchants Corporation's named executive officers.	☐	☐	☐
3. Proposal to ratify the appointment of the firm BKD, LLP as the independent auditor for 2014.	☐	☐	☐

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M67315-P46265

FIRST MERCHANTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 12, 2014

The shareholder(s) hereby appoint(s) Charles E. Schalliol and Terry L. Walker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of First Merchants Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m., Eastern Daylight Time, on May 12, 2014, at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, and any adjournment or postponement thereof.

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FIRST MERCHANTS CORPORATION

First Merchants Corporation

P.O. BOX 792
200 EAST JACKSON STREET
MUNCIE, IN 47305

M67336-P46265

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 4, 2014
Date: May 12, 2014 **Time:** 3:30 pm., EDT
Location: Horizon Convention Center
401 South High Street
Muncie, Indiana 47305

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M67337-P46265

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

   Nominees:

   01) Roderick English
   02) Gary J. Lehman
   03) Jean L. Wojtowicz
   04) F. Howard Halderman

The Board of Directors recommends you vote FOR proposals 2 and 3:

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